EXHIBIT 10.2

EXECUTION COPY

TRANSFER AND ADMINISTRATION AGREEMENT

by and among

OVERNITE TRANSPORTATION COMPANY,

as Originator and as Servicer,

YC SUSI TRUST,

as Conduit Investor,

BANK OF AMERICA,

NATIONAL ASSOCIATION,

as Agent, as Administrator, as Letter of Credit Bank and as the Alternate Investor,

and

THE OTHER ALTERNATE INVESTORS

FROM TIME TO TIME PARTIES HERETO

Dated as of December 17, 2004*

*	Conformed to reflect Amendment No. 1, dated as of January 4, 2005.

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SCHEDULES

Schedule I	Yield and Rate Periods
Schedule II	Calculation of Required Reserves
Schedule III	Settlement Procedures
Schedule IV	Financial Covenant Definitions
Schedule 4.1(g)	List of Actions and Suits
Schedule 4.1(i)	Location of Certain Offices and Records
Schedule 4.1(k)	List of Subsidiaries, Divisions and Tradenames; FEIN
Schedule 4.1(s)	List of Blocked Account Banks and Blocked Accounts
Schedule 11.3	Address and Payment Information

EXHIBITS

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Credit and Collection Policies and Practices
Exhibit C	Form of Investment Request
Exhibit D	Form of Blocked Account Agreement
Exhibit E	Form of Servicer Report
Exhibit F	Form of Originator/Servicer Secretary’s Certificate
Exhibit G-1	Form of Opinion of Counsel for the Originator and Servicer
Exhibit G-2	Form of Opinion of General Counsel for the Originator and Servicer
Exhibit H	Agreed Upon Procedures

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TRANSFER AND ADMINISTRATION AGREEMENT

THIS TRANSFER AND ADMINISTRATION AGREEMENT (this “Agreement”), dated as of December 17, 2004, by and among OVERNITE TRANSPORTATION COMPANY, a Virginia corporation, individually (the “Originator”) and as initial Servicer, YC SUSI TRUST, a Delaware statutory trust, as the Conduit Investor, BANK OF AMERICA, NATIONAL ASSOCIATION, a national banking association (“Bank of America”), as the Agent for the Investors and the Letter of Credit Bank, as Administrator, as Letter of Credit Bank and as an Alternate Investor, and the financial institutions from time to time parties hereto as Alternate Investors.

ARTICLE I

DEFINITIONS

SECTION 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Additional Costs” is defined in Section 9.2(d).

“Administrator” means Bank of America or an Affiliate thereof, as Administrator for the Conduit Investor or Bank of America or an Affiliate thereof, as administrator for any Conduit Assignee.

“Adverse Claim” means a lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person (including any UCC financing statement or any similar instrument filed against such Person’s assets or properties).

“Affected Assets” means, collectively, (a) the Receivables, (b) the Related Security, (c) all Blocked Accounts and all funds and investments therein and all Blocked Account Agreements, (d) all Collections and (e) all proceeds of the foregoing.

“Affiliate” means as to any Person, any other Person which, directly or indirectly, owns, is in control of, is controlled by, or is under common control with, such Person, in each case whether beneficially, or as a trustee, guardian or other fiduciary. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the other Person, whether through the ownership of voting securities or membership interests, by contract, or otherwise.

“Agent” means Bank of America, in its capacity as agent for the Investors and the Letter of Credit Bank, and any successor thereto appointed pursuant to Article X.

“Agent-Related Persons” means the Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and their respective Affiliates.

“Aggregate Unpaids” means, at any time, an amount equal to the sum of (a) the aggregate unpaid Yield accrued and to accrue to maturity with respect to all Rate Periods at such time, (b) the Net Investment at such time, (c) the aggregate Unreimbursed Amounts and (d) all other amounts owed (whether or not then due and payable) hereunder and under the other Transaction Documents by the Originator to the Agent, the Administrator, the Letter of Credit Bank, the Investors or the Indemnified Parties at such time (it being understood that the Aggregate Unpaids shall not be considered hereunder to have been reduced to zero at any time that any Letter of Credit shall be outstanding).

“Agreement” is defined in the preamble.

“Alternate Investor Percentage” means, at any time, a fraction, expressed as a percentage, the numerator of which is the portion of the Net Investment funded by the Alternate Investors and the denominator of which is the Net Investment at such time; provided that at all times on and after the first Assignment Date occurring on or after the Conduit Investment Termination Date, the Alternate Investor Percentage means 100%, minus the Non-Renewing Investor Percentage and minus the Letter of Credit Bank Percentage.

“Alternate Investors” means Bank of America and any other financial institution that shall become a party to this Agreement pursuant to Section 11.8.

“Alternate Rate” is defined in Section 2.4.

“Asset Interest” is defined in Section 2.1(b).

“Assignment Amount” means, with respect to an Alternate Investor at the time of any assignment pursuant to Section 3.1, an amount equal to the least of (a) such Alternate Investor’s Pro Rata Share of the Net Investment requested by the Conduit Investor to be assigned at such time; (b) such Alternate Investor’s unused Commitment (minus the unrecovered principal amount of such Alternate Investor’s investments in the Asset Interest pursuant to the Program Support Agreement to which it is a party); and (c) in the case of an assignment on or after the Conduit Investment Termination Date, the sum of such Alternate Investor’s Pro Rata Share of the Conduit Investor Percentage of (i) the aggregate Unpaid Balance of the Receivables (other than Defaulted Receivables), plus (ii) all Collections received by the Servicer but not yet remitted by the Servicer to the Agent, plus (iii) any amounts in respect of Deemed Collections required to be paid by the Originator at such time.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit A.

“Assignment Date” is defined in Section 3.1(a).

“Bank of America” is defined in the preamble.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, 11 U.S.C. §§ 101 et seq.

“Base Rate” is defined in Section 2.4.

“Blocked Account” means an account maintained by the Servicer at a Blocked Account Bank for the purpose of receiving Collections, set forth in Schedule 4.1(s) or any account added as a Blocked Account pursuant to and in accordance with 4.1(s) and which, if not maintained at and in the name of the Agent, is subject to a Blocked Account Agreement.

“Blocked Account Agreement” means an agreement among the Servicer, the Agent and a Blocked Account Bank in substantially the form of Exhibit D.

“Blocked Account Bank” means each of the banks set forth in Schedule 4.1(s), as such Schedule 4.1(s) may be modified pursuant to Section 4.1(s).

“Business Day” means any day excluding Saturday, Sunday and any day on which banks in New York, New York, Charlotte, North Carolina, Chicago, Illinois, San Francisco, California or Richmond, Virginia are authorized or required by law to close, and, when used with respect to the determination of any Offshore Rate or any notice with respect thereto, any such day which is also a day for trading by and between banks in United States dollar deposits in the London interbank market.

“Capitalized Lease” of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Collateralization Account” is defined in Section 2.9.

“Cash Collateralization Amount” means at any time the amount on deposit in and available to be withdrawn by the Agent from the Cash Collateralization Account, intended to reflect the amount by which the sum of the Net Investment and the L/C Participation Amount and Required Reserves exceeds the Net Pool Balance.

“Closing Date” means December 17, 2004.

“Code” means the Internal Revenue Code of 1986.

“Collection Account” is defined in Section 2.9.

“Collections” means, with respect to Receivables, all cash collections and other cash proceeds of Receivables, including all finance charges, if any, and cash proceeds of Related Security, all Deemed Collections.

“Commercial Paper” means the promissory notes issued or to be issued by the Conduit Investor (or its related commercial paper issuer if the Conduit Investor does not itself issue commercial paper) in the commercial paper market.

“Commitment” means, with respect to each Alternate Investor, as the context requires, (a) the commitment of such Alternate Investor to make Investments and to pay

Assignment Amounts in accordance herewith in an amount not to exceed the amount described in the following clause (b), and (b) the dollar amount set forth opposite such Alternate Investor’s signature on the signature pages hereof under the heading “Commitment” (or in the case of an Alternate Investor which becomes a party hereto pursuant to an Assignment and Assumption Agreement, as set forth in such Assignment and Assumption Agreement), minus the dollar amount of any Commitment or portion thereof assigned by such Alternate Investor pursuant to an Assignment and Assumption Agreement, plus the dollar amount of any increase to such Alternate Investor’s Commitment consented to by such Alternate Investor prior to the time of determination, minus such Alternate Investor’s Pro Rata Share of the face amount (drawn and undrawn) of all Letters of Credit outstanding; provided, however, that in the event that the Facility Limit is reduced, the aggregate of the Commitments of all the Alternate Investors shall be reduced in a like amount and the Commitment of each Alternate Investor shall be reduced in proportion to such reduction.

“Commitment Termination Date” means December 16, 2005, or such later date to which the Commitment Termination Date may be extended by the Originator, the Agent, the Letter of Credit Bank and the Alternate Investors (in their sole discretion).

“Conduit Assignee” means any special purpose entity that finances its activities directly or indirectly through asset backed commercial paper and is administered by Bank of America or any of its Affiliates and designated by Bank of America from time to time to accept an assignment from the Conduit Investor of all or a portion of the Net Investment.

“Conduit Investment Termination Date” means the date of the delivery by the Conduit Investor to the Originator of written notice that either (i) the Conduit Investor elects, in its sole discretion, to commence the amortization of the Net Investment funded by it or otherwise liquidate its interest in the Asset Interest or (ii) the Commercial Paper issued by the Conduit is not rated at least “A-1” by S&P and at least “P-1” by Moody’s.

“Conduit Investor” means YC SUSI Trust and any Conduit Assignee thereof.

“Conduit Investor Percentage” means at any time, 100% minus the Alternate Investor Percentage and minus the Letter of Credit Bank Percentage at such time.

“Contract” means any and all contracts, instruments, agreements, leases, invoices, notes, or other writings for the provision of goods or services sold or rendered by the Originator.

“Corporate Services Provider” is defined in Section 11.12.

“CP Rate” is defined in Section 2.4.

“Credit and Collection Policy” means the Originator’s credit and collection policy or policies and practices, relating to Contracts and Receivables as in effect on the Closing Date and set forth in Exhibit B, as modified, from time to time, in compliance with Sections 6.1(a)(vii) and 6.2(c).

“Deemed Collections” means any Collections on any Receivable deemed to have been received pursuant to Sections 2.6.

“Defaulted Receivable” means a Receivable (a) as to which any payment, or part thereof, remains unpaid for more than 120 days from the original ship date for such Receivable; (b) as to which an Event of Bankruptcy has occurred and is continuing with respect to the Obligor thereof; (c) which has been identified by the Originator or the Servicer as uncollectible; or (d) which, consistent with the Credit and Collection Policy, would be written off as uncollectible.

“Defaulting Alternate Investor” is defined in Section 2.3(f).

“Delinquency Ratio” means, the ratio (expressed as a percentage) computed as of the last day of each calendar month by dividing (a) the aggregate Unpaid Balance of all Delinquent Receivables as of such date, by (b) the aggregate Unpaid Balance of all Receivables (other than Defaulted Receivables) as of such date.

“Delinquent Receivable” means a Receivable: (a) as to which any payment, or part thereof, remains unpaid for more than 90 days from the original ship date for such Receivable and (b) which is not a Defaulted Receivable.

“Dilution” means a reduction in the Unpaid Balance of any Receivable attributable to any non-cash items including credits, rebates, billing errors, sales or similar taxes, cash discounts, volume discounts, allowances, disputes, set-offs, counterclaims, chargebacks, returned or repossessed goods, sales and marketing discounts, warranties, any unapplied credit memos and other adjustments that are made in respect of Obligors, except any write-off in respect of a Defaulted Receivable.

“Dollar” or “$” means the lawful currency of the United States.

“Downgrade Collateral Account” is defined in Section 3.2(a).

“Downgrade Draw” is defined in Section 3.2(a).

“Eligible Investments” means highly rated short-term debt or the other highly rated liquid investments in which the Conduit Investor is permitted to invest cash pursuant to its commercial paper program documents.

“Eligible Receivable” means, at any time, any Receivable:

(a) which was originated by the Originator in the ordinary course of its business and in accordance with all applicable provisions of the Credit and Collection Policy;

(b) (i) with respect to which each of the Originator and the Servicer has performed all obligations required to be performed by it thereunder, including shipment of the merchandise and/or the performance of the services purchased thereunder; (ii) which has been invoiced to the relevant Obligor; and (iii) which according to the Contract related thereto, is required to be paid in full within 30 days of the original invoice date therefor; provided, that up to 3.0% of the aggregate, for all Obligors, of the amount of Unpaid Balances of all the Eligible Receivables may be the aggregate Unpaid Balance of Receivables which, according to the Contract thereto, are required to be paid in full between 30 and 90 days of the original invoice date therefor.

(c) as to which the Originator has good and marketable title, free and clear of all Adverse Claims;

(d) as to which the Agent has not notified the Originator on or before the time of purchase thereof that either such Receivable or any class of Receivables of which such Receivable is a part is not acceptable for purchase hereunder, including, without limitation, because such receivable arises under a contract that is not acceptable to the Agent;

(e) the Obligor of which has a billing address in the United States or Canada and is not an Affiliate or employee of any of the parties hereto;

(f) the Obligor of which has been directed to make all payments to a Blocked Account;

(g) which under the related Contract and applicable Law is assignable without the consent of, or notice to, the Obligor thereunder unless such consent has been obtained and is in effect or such notice has been given;

(h) which, together with the related Contract, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms and, at the time of purchase, is not subject to any litigation, dispute, offset, counterclaim or other defense;

(i) which is denominated and payable only in Dollars;

(j) which is not a Defaulted Receivable at the time of the purchase thereof by the Agent, on behalf of the Investors and the Letter of Credit Bank, hereunder;

(k) which has not been compromised, adjusted or modified (including by the extension of time for payment or the granting of any discounts, allowances or credits); provided, however, that only such portion of such Receivable that is the subject of such compromise, adjustment or modification shall be deemed to be ineligible pursuant to the terms of this clause (k);

(l) which is an “account” or a “payment intangible” and is not evidenced by an instrument within the meaning of Article 9 of the UCC of all applicable jurisdictions;

(m) which is an “eligible asset” as defined in Rule 3a-7 under the Investment Company Act of 1940;

(n) which, together with the Contract related thereto, does not contravene in any material respect any Laws applicable thereto (including Laws relating to fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation of any such Law in any material respect;

(o) the assignment of which hereunder by the Originator to the Agent does not violate, conflict or contravene any applicable Law or any enforceable contractual or other restriction, limitation or encumbrance;

(p) which (together with the Related Security related thereto) has been the subject of either a valid transfer and assignment from, or the grant of a first priority perfected security interest therein by, the Originator to the Agent, on behalf of the Investors and the Letter of Credit Bank, of all of the Originator’s right, title and interest therein; and

(q) which is not an Interline Receivable

; provided, that, unless an Uninvoiced Receivables Trigger Event shall have occurred, any determination of the aggregate Unpaid Balance of Eligible Receivables shall include the aggregate Unpaid Balance of Uninvoiced Receivables, such amount not to exceed $25,000,000.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974 and any regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any Person, any corporation, partnership, trust, sole proprietorship or trade or business which, together with such Person, is treated as a single employer under Section 414(b) or (c) of the Code or, with respect to any liability for contributions under Section 302(c) of ERISA, Section 414(m) or Section 414(o) of the Code.

“Event of Bankruptcy” means, with respect to any Person, (a) that such Person or any Subsidiary of such Person (i) shall generally not pay its debts as such debts become due or (ii) shall admit in writing its inability to pay its debts generally or (iii) shall make a general assignment for the benefit of creditors; (b) any proceeding shall be instituted by or against such Person or any Subsidiary of such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property; or (c) such Person or any Subsidiary of such Person shall take any corporate, partnership or other similar appropriate action to authorize any of the actions set forth in the preceding clauses (a) or (b).

“Excluded Taxes” means, with respect to the Agent, any Investor, or any other recipient of any payment to be made by or on account of any obligation of the Originator or the Servicer hereunder, (a) income, franchise or similar taxes imposed on (or measured by) all or part of its net income by the United States of America or any State or political subdivision thereof, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or through which it makes any Investment, provides a Letter of Credit or draw on a letter of Credit, or receives any payment hereunder, or by any political subdivision of any of the foregoing jurisdictions, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) any withholding tax that is imposed on amounts payable to such recipient at the time such recipient becomes a party to this Agreement (or designates a new office through which it makes any Investment, provides a Letter of Credit or draw on a Letter of Credit, or receives any payment hereunder), except to the extent that such recipient (or its assignor, if any) was entitled, at the time of designation of such new office (or assignment), to receive additional amounts from the Originator or Servicer with respect to such withholding tax pursuant to Section 9.3(a), (d) any withholding tax that is attributable to the recipient’s failure to comply with Section 9.3 (d), (e) any backup withholding tax and (f) any tax or other charge imposed by any jurisdiction solely as a result of one or more present or former connections between the Agent, the relevant Investor, the Letter of Credit Bank, or any other relevant recipient and such jurisdiction (other than any such connections arising solely from any such person’s having executed, delivered or performed its obligations or received a payment under, or enforced, any of the Transaction Documents).

“Facility Limit” means $102,000,000; provided that such amount may not at any time exceed the aggregate of the Commitments and the Letter of Credit Commitment each as then in effect.

“Federal Funds Rate” is defined in Section 2.4.

“Fee Letter” means the confidential letter agreement dated the date hereof among the Originator, the Conduit Investor and the Agent with respect to the fees to be paid by the Originator.

“Final Payout Date” means the date, after the Termination Date and after the expiration or earlier termination of all Letters of Credit, on which the Net Investment has been reduced to zero, all accrued Servicing Fees have been paid in full and all other Aggregate Unpaids have been paid in full in cash.

“Fixed Charge Coverage Ratio” is defined in Schedule IV.

“Fluctuation Factor” is defined in Section 2.4.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such accounting profession, in effect from time to time.

“Honor Date” is defined in Section 2.12(c)(i).

“Guaranty” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guaranty” shall not include endorsements for collection or deposit in the ordinary course of business.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid, (d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Adverse Claim on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed (but only to the extent of the fair market value of such property), (g) all Guaranties by such person of Indebtedness of others, (h) all Capital Lease Obligations and Synthetic Lease Obligations (as such terms are defined in Schedule IV hereto) of such person, (i) all obligations of such person as an account party in respect of letters of credit, (j) all obligations of such person in respect of bankers’ acceptances, (k) all obligations of such person in respect of Disqualified Stock (as such term is defined in Schedule IV hereto) and (l) all Securitization Debt (as such term is defined in Schedule IV hereto) of such person. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, except to the extent such Indebtedness is by its terms expressly non-recourse to such person.

“Indemnified Amounts” is defined specified in Section 9.1.

“Indemnified Parties” is defined in Section 9.1.

“Interest Component” means, at any time of determination, the aggregate Yield accrued and to accrue through the end of the current Rate Period for the Portion of Investment accruing Yield calculated by reference to the CP Rate at such time (determined for such purpose using the CP Rate most recently determined by the Administrator, multiplied by the Fluctuation Factor).

“Interline Receivable” means a Receivable generated by the Originator through a contract with another carrier to perform transportation services in a territory in which such other carrier does not normally operate.

“Investment” is defined in Section 2.2(a).

“Investment Date” is defined in Section 2.3(a).

“Investment Deficit” is defined in Section 2.3(f).

“Investment Request” means each request substantially in the form of Exhibit C.

“Investor(s)” means the Conduit Investor and/or the Alternate Investors, as the context may require.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Obligations” means, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.4. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be outstanding in the amount so remaining available to be drawn.

“L/C Participation Amount” means the amount available to be drawn by the beneficiaries thereof under all outstanding Letters of Credit issued hereunder .

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree, judgment or award of any Official Body.

“Letter of Credit” means any irrevocable standby letter of credit issued by the Letter of Credit Bank at the request of the Originator.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the Letter of Credit Bank and containing the information required by Section 2.12(b)(i).

“Letter of Credit Bank” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“Letter of Credit Commitment” means, with respect to the Letter of Credit Bank, the commitment of the Letter of Credit Bank to issue Letters of Credit hereunder in accordance herewith in an aggregate outstanding face amount (drawn and undrawn) at issuance in an amount not to exceed the dollar amount set forth opposite the Letter of Credit Bank’s signature on the signature pages hereof under the heading “Letter of Credit Commitment” plus the dollar amount of any increase to the Letter of Credit Bank’s Letter of Credit Commitment consented to by the Letter of Credit Bank prior to the time of determination, minus the Letter of Credit Bank’s pro rata share of the Net Investment outstanding; provided, however, that in the event that the Facility Limit is reduced, the Letter of Credit Commitment shall be reduced in a like amount.

“Letter of Credit Bank Investment” is defined in Section 2.12(c).

“Letter of Credit Bank Percentage” means at any time, a fraction, expressed as a percentage, the numerator of which is the portion of the Net Investment funded by the Letter of Credit Bank and the denominator of which is the Net Investment at such time.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Commitment Termination Date (or, if such day is not a Business Day, the next preceding Business Day).

“Leverage Ratio” is defined in Schedule IV.

“Majority Investors” means, at any time, the Agent and those Alternate Investors and the Letter of Credit Bank which hold Commitments and a Letter of Credit Commitment aggregating in excess of 66 2/3% of the Facility Limit as of such date (or, if the Commitments and the Letter of Credit Commitment shall have been terminated, the Agent and one or more Alternate Investors and the Letter of Credit Bank whose aggregate pro rata shares of the Net Investment exceed 66 2/3% of the Net Investment).

“Material Adverse Effect” means (a) a materially adverse effect on the collectibility of the Receivables, (b) a materially adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Originator or the Servicer, (c) a materially adverse effect on the ability of the Servicer or the Originator to perform its respective obligations under the Transaction Documents to which it is a party, or (d) a material impairment of the rights of or benefits available to the Agent, the Investors or the Letter of Credit Bank under any Transaction Document.

“Maximum Net Investment” means, at any time, an amount equal to the Facility Limit, divided by 1.02 and rounded down to the nearest $1,000.

“Maximum Total Leverage Test” shall not be satisfied if the Leverage Ratio as of the last day of any fiscal quarter, commencing with the fiscal quarter ending as of September 30, 2004, exceeds 3.25 to 1.00.

“Minimum Fixed Charge Ratio” shall not be satisfied if the Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters, in each case taken as one accounting period (commencing with the fiscal quarter ending as of September 30, 2004), is less than 1.85 to 1.0.

“Moody’s” means Moody’s Investors Service, Inc., or any successor that is a nationally recognized statistical rating organization.

“Multiemployer Plan” is defined in Section 4001(a)(3) of ERISA.

“Net Investment” at any time means (a) the sum of the cash amounts paid to the Originator pursuant to Sections 2.2 and 2.3, together with the amount of any funding under a Program Support Agreement allocated to the Interest Component at the time of such funding plus the aggregate amount of all Unreimbursed Amounts less (b) the aggregate amount of Collections theretofore received and applied by the Agent to reduce such Net Investment pursuant to 2.13; provided that the Net Investment shall be restored and reinstated in the amount of any Collections so received and applied if at any time the distribution of such Collections is rescinded or must otherwise be returned for any reason; and provided further, that the Net Investment shall be increased by the amount described in Section 3.1(b) as described therein.

“Net Pool Balance” means, at any time, (a) the aggregate Unpaid Balances of Eligible Receivables at such time, minus (b) the sum of (i) the aggregate Unpaid Balances of such Eligible Receivables that have become Defaulted Receivables and (ii) the aggregate, for all Obligors, of the amount by which the Unpaid Balances of such Eligible Receivables (other than Defaulted Receivables) of each Obligor exceeds the product of (A) the greater of the Special Concentration Limit, if any, for such Obligor and 2.50%, multiplied by (B) the Unpaid Balances of all of the Eligible Receivables (other than Defaulted Receivables) and (iii) the aggregate, for all Obligors, of the amount by which the Unpaid Balances of such Eligible Receivables (other than Defaulted Receivables) the Obligor of which has a billing address located in Canada exceeds the product of (A) 3.0% and (B) the Unpaid Balance of all of the Eligible Receivables (other than Defaulted Receivables), and (iv) the aggregate, for all Obligors, of the Unpaid Balance of such Eligible Receivables which, at the time of the purchase thereof by the Agent, on behalf of the Investors and the Letter of Credit Bank, hereunder more than 40% of the Unpaid Balance of Receivables owed by the Obligor thereof were Delinquent Receivables; provided, that it is understood that the Unpaid Balance of any particular Receivable or part thereof shall not be deducted more than once in the above determination.

“Non-Defaulting Alternate Investor” is defined in Section 2.3(f).

“Obligor” means, with respect to any Receivable, the Person obligated to make payments in respect of such Receivable pursuant to a Contract.

“Official Body” means any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of any such government or political subdivision, or any court, tribunal, grand jury or arbitrator, or any accounting board or authority (whether or not a part of government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic.

“Offshore Rate” is defined in Section 2.4.

“Originator” is defined in the Preamble.

“Pension Plan” means an employee pension benefit plan as defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Plan) and to which the Originator or an ERISA Affiliate of the Originator may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Permitted Investment Date” means each Settlement Date.

“Person” means an individual, partnership, limited liability company, corporation, joint stock company, trust (including a business trust), unincorporated association, joint venture, firm, enterprise, Official Body or any other entity.

“Portion of Investment” is defined in Section 2.4(a).

“Post Termination Maximum Total Leverage Test” shall not be satisfied if the Leverage Ratio as of the last day of any fiscal quarter, commencing with the fiscal quarter ending as of September 30, 2004, exceeds 3.10 to 1.00.

“Post Termination Minimum Fixed Charge Ratio” shall not be satisfied if the Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters, in each case taken as one accounting period (commencing with the fiscal quarter ending as of September 30, 2004), is less than 2.00 to 1.00.

“Post Termination Trigger Event” means the failure of Overnite Corporation at any time to satisfy either of the Post Termination Minimum Fixed Charge Ratio or the Post Termination Maximum Total Leverage Test.

“Potential Termination Event” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Termination Event.

“Pro Rata Share” means, for an Alternate Investor, the Commitment of such Alternate Investor, divided by the sum of the Commitments of all Alternate Investors (or, if the Commitments shall have been terminated, its pro rata share of the Alternate Investor Percentage of the Net Investment).

“Program Support Agreement” means and includes any agreement entered into by any Program Support Provider providing for the issuance of one or more letters of credit for the account of the Conduit Investor (or any related commercial paper issuer that finances the Conduit Investor), the issuance of one or more surety bonds for which the Conduit Investor (or such related issuer) is obligated to reimburse the applicable Program

Support Provider for any drawings thereunder, the sale by the Conduit Investor (or such related issuer) to any Program Support Provider of the Asset Interest (or portions thereof or participations therein) and/or the making of loans and/or other extensions of credit to the Conduit Investor (or such related issuer) in connection with its commercial paper program, together with any letter of credit, surety bond or other instrument issued thereunder.

“Program Support Provider” means and includes any Person now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, the Conduit Investor (or any related commercial paper issuer that finances the Conduit Investor) or issuing a letter of credit, surety bond or other instrument to support any obligations arising under or in connection with the Conduit Investor’s (or such related issuer’s) commercial paper program.

“Rate Period” is defined in Section 2.4.

“Rate Type” is defined in Section 2.4.

“Receivable” means any indebtedness and other obligations owed by any Obligor to the Originator under a Contract or any right of the Originator to payment from or on behalf of an Obligor, whether constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale or lease of goods or the rendering of services by the Originator, and includes the obligation to pay any finance charges, fees and other charges with respect thereto.

“Recipient” is defined in Section 2.10.

“Records” means all Contracts and other documents, purchase orders, invoices, agreements, books, records and any other media, materials or devices for the storage of information (including tapes, disks, punch cards, computer programs and databases and related property) maintained by the Originator or the Servicer with respect to the Receivables, any other Affected Assets or the Obligors.

“Reinvestment” is defined in Section 2.2(b).

“Reinvestment Period” means the period commencing on the Closing Date and ending on the Termination Date.

“Related Commercial Paper” means, at any time of determination, Commercial Paper the proceeds of which are then allocated by the Administrator as the source of funding the acquisition or maintenance of, the Asset Interest.

“Related Security” means with respect to any Receivable, all of the Originator’s rights, title and interest in, to and under:

(a) any goods (including returned or repossessed goods) and documentation or title evidencing the shipment or storage of any goods relating to any sale giving rise to such Receivable;

(b) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and other filings signed by an Obligor relating thereto;

(c) the Contract and all guarantees, indemnities, warranties, insurance (and proceeds and premium refunds thereof) or other agreements or arrangements of any kind from time to time supporting or securing payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;

(d) all Records related to such Receivable; and

(e) all Collections on and other proceeds of any of the foregoing.

“Reportable Event” means any event, transaction or circumstance which is required to be reported with respect to any Pension Plan under Section 4043 of ERISA and the applicable regulations thereunder.

“Reporting Date” is defined in Section 2.8.

“Required Cash Collateralization Amount” means, as of any day, the amount by which the sum of the Net Investment plus the L/C Participation Amount plus the Required Reserves exceeds the Net Pool Balance.

“Required Downgrade Assignment Period” is defined in Section 3.2(a).

“Required Reserves” is defined in Schedule II.

“Servicer” is defined in Section 7.1.

“Servicer Default” is defined in Section 7.5.

“Servicer Report” means a report, in substantially the form attached hereto as Exhibit E or in such other form as is mutually agreed to by the Servicer and the Agent, furnished by the Servicer pursuant to Section 2.8.

“Servicing Fee” means the fees payable to the Servicer from Collections, in an amount equal to either (i) at any time when the Servicer is the Originator or any of its Affiliates, 0.50% per annum on the weighted daily average of the sum of the Net Investment plus the L/C Participation Amount plus the Unreimbursed Amounts, or (ii) at any time when the Servicer is not the Originator or any of its Affiliates, the amount determined upon the agreement of such Person and the Agent, subject to Section 7.6, payable in arrears on each Settlement Date from Collections pursuant to, and subject to the priority of payments set forth in Section 2.13. With respect to any Portion of Investment, the Servicing Fee allocable thereto shall be equal to the Servicing Fee determined as set forth above, times a fraction, the numerator of which is the amount of such Portion of Investment and the denominator of which is the Net Investment.

“Settlement Date” means (a) prior to the Termination Date, the 15th day of each calendar month (or, if such day is not a Business Day, the immediately succeeding Business Day) or such other day as the Originator and the Agent may from time to time mutually agree, and (b) for any Portion of Investment on and after the Termination Date, each day selected from time to time by the Agent (it being understood that the Agent may select such Settlement Date to occur as frequently as daily) or, in the absence of any such selection, the date which would be the Settlement Date for such Portion of Investment pursuant to clause (a) of this definition.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor that is a nationally recognized statistical rating organization.

“Sub-Servicer” is defined in Section 7.1(d).

“Subsidiary” means, with respect to any Person, any corporation or other Person (a) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person or (b) that is directly or indirectly controlled by such Person within the meaning of control under Section 15 of the Securities Act of 1933.

“Taxes” shall have the meaning specified in Section 9.3.

“Termination Date” means the earliest of (a) the Business Day designated by the Originator to the Agent as the Termination Date at any time following not less than thirty (30) days’ written notice to the Agent, (b) unless the Administrator elects otherwise, the date of termination of the commitment of any Program Support Provider under a Program Support Agreement, (c) the day upon which the Termination Date is declared or automatically occurs pursuant to Section 8.2, (d) the day which is five (5) Business Days prior to the Commitment Termination Date, and (e) the Conduit Investment Termination Date (unless the Conduit Investor’s interest in the Net Investment and the Asset Interest has been assigned to the Alternate Investors).

“Termination Event” is defined in Section 8.1.

“Transaction Costs” is defined in Section 9.4(a).

“Transaction Documents” means, collectively, this Agreement, the Fee Letter, the Blocked Account Agreements, and all of the other instruments, documents and other agreements executed and delivered by the Servicer or the Originator in connection with any of the foregoing.

“UCC” means the Uniform Commercial Code as in effect in the applicable jurisdiction or jurisdictions.

“Uninvoiced Receivables” means obligations for which an invoice has not yet been generated and when invoiced will qualify as Eligible Receivables.

“Uninvoiced Receivables Trigger Event” means the failure of Overnite Corporation at any time to satisfy either of the Minimum Fixed Charge Ratio or the Maximum Total Leverage Test.

“Unpaid Balance” of any Receivable means at any time the unpaid principal amount thereof.

“Unreimbursed Amount” is defined in Section 2.12(c).

“U.S.” or “United States” means the United States of America.

“Yield” is defined in Section 2.4.

SECTION 1.2 Other Terms. All terms defined directly or by incorporation herein shall have the defined meanings when used in any certificate or other document delivered pursuant thereto unless otherwise defined therein. For purposes of this Agreement and all such certificates and other documents, unless the context otherwise requires: (a) accounting terms not otherwise defined herein, and accounting terms partly defined herein to the extent not defined, shall have the respective meanings given to them under, and shall be construed in accordance with, GAAP; (b) terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9; (c) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (d) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of this Agreement (or such certificate or document); (e) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to this Agreement (or the certificate or other document in which the reference is made) and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (f) the term “including” means “including without limitation”; (g) references to any Law refer to that Law as amended from time to time and include any successor Law; (h) references to any agreement refer to that agreement as from time to time amended or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (i) references to any Person include that Person’s successors and permitted assigns; and (j) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

SECTION 1.3 Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each means “to but excluding”, and the word “within” means “from and excluding a specified date and to and including a later specified date”

SECTION 1.4 Letter of Credit Amount. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated

amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

PURCHASES AND SETTLEMENTS

SECTION 2.1 Transfer of Affected Assets; Intended Characterization. (a) Sale of Asset Interest. In consideration of the payment by the Agent (on behalf of either the Conduit Investor or the Alternate Investors as determined pursuant to Section 2.3) of the amount of the initial Net Investment on the Closing Date and the Agent’s agreement (on behalf of the Conduit Investor or the Alternate Investors as determined below) to make payments to the Originator from time to time in accordance with Section 2.2 and the commitment of the Letter of Credit Bank to issue Letters of Credit in accordance with the terms hereof, effective upon the Originator’s receipt of payment for such initial Net Investment on the Closing Date, the Originator hereby sells, conveys, transfers and assigns to the Agent, on behalf of the Conduit Investor, the Alternate Investors or the Letter of Credit Bank, as applicable, (i) all Receivables existing on the Closing Date or thereafter arising from time to time prior to the Final Payout Date and (ii) all other Affected Assets, whether existing on the Closing Date or thereafter arising at any time.

(b) Purchase of Asset Interest. Subject to the terms and conditions hereof, the Agent (on behalf of the Conduit Investor, the Alternate Investors and/or the Letter of Credit Bank, as applicable) hereby purchases and accepts from the Originator the Receivables and all other Affected Assets sold, assigned and transferred pursuant to subsection (a). The Agent’s right, title and interest in and to the Receivables and all other Affected Assets hereunder is herein called the “Asset Interest”. The Agent shall hold the Asset Interest on behalf of the Conduit Investor, the Alternate Investors and the Letter of Credit Bank in accordance with the Conduit Investor Percentage, the Alternate Investor Percentage and the Letter of Credit Bank Percentage, respectively, from time to time. To the extent the Agent holds the Asset Interest on behalf of the Alternate Investors, the Agent shall hold the Alternate Investor Percentage of the Asset Interest on behalf of the Alternate Investors pro rata in accordance with their respective outstanding portions of the Net Investment funded by them.

(c) Obligations Not Assumed. The foregoing sale, assignment and transfer does not constitute and is not intended to result in the creation, or an assumption by the Agent, the Administrator, the Letter of Credit Bank or any Investor, of any obligation of the Originator or any other Person under or in connection with the

Receivables or any other Affected Asset, all of which shall remain the obligations and liabilities of the Originator.

(d) Grant of Security Interest. The Originator hereby grants to the Agent, on behalf of itself, the Conduit Investor, the Alternate Investors and the Letter of Credit Bank, a continuing lien on and security interest in the Affected Assets to secure the full payment and performance of the Originator’s obligations to the Agent, the Conduit Investor, the Alternate Investors and the Letter of Credit Bank hereunder and under the other Transaction Documents.

(e) Federal Income Tax Treatment. Each party to this Agreement (i) acknowledges that the transactions contemplated by this Section 2.1 are intended to be characterized as loans giving rise to indebtedness of the Originator for United States federal income tax purposes and for purposes of all other taxes for which the characterization of such transactions is based on the federal income tax treatment and (ii) agrees to report and otherwise treat such transactions as loans for all such tax purposes.

SECTION 2.2 Purchase Price. Subject to the terms and conditions hereof, including Article V, in consideration for the sale, assignment and transfer of the Affected Assets by the Originator to the Agent (on behalf of the Conduit Investor, the Alternate Investors and/or the Letter of Credit Bank, as applicable) hereunder:

(a) Investments. On the Closing Date, and thereafter from time to time during the Reinvestment Period, on request of the Originator in accordance with Section 2.3, the Agent (on behalf of the Conduit Investor or the Alternate Investors as determined pursuant to Section 2.3) shall pay to the Originator an amount equal in each instance to the lesser of (i) the amount requested by the Originator under Section 2.3(a), and (ii) the largest amount that will not cause (A) the Net Investment plus the L/C Participation Amount to exceed the Maximum Net Investment and (B) the sum of the Net Investment and the L/C Participation Amount and Required Reserves to exceed the sum of the Net Pool Balance and the Cash Collateralization Amount. On each day that an Unreimbursed Amount shall exist, the Agent on behalf of the Letter of Credit Bank shall be deemed to hold an interest in the Affected Assets with an aggregate Net Investment in the amount of such Unreimbursed Amounts. Each such payment, and Unreimbursed Amount, is herein called an “Investment”.

(b) Reinvestments. On each Business Day during the Reinvestment Period the Servicer, on behalf of the Agent (for the benefit of the Conduit Investor, the Alternate Investors and/or the Letter of Credit Bank, as applicable), shall pay to the Originator, out of Collections of Receivables, the amount available for Reinvestment in accordance with Section 2.13(a)(iii). Each such payment is hereinafter called a “Reinvestment”. All Reinvestments with respect to the Alternate Investor Percentage of the Asset Interest shall be made ratably on behalf of the Alternate Investors pro rata in accordance with their respective outstanding portions of the Alternate Investor Percentage of the Net Investment funded by them, all Reinvestments with respect to the Conduit Investor Percentage of the Asset Interest shall be made on behalf of the Conduit

Investor and all Reinvestments with respect to the Letter of Credit Bank Percentage of the Asset Interest shall be made on behalf of the Letter of Credit Bank.

(c) Remainder to Originator. On each Business Day on and after the Final Payout Date the Servicer, on behalf of the Agent, shall pay to the Originator an amount equal to the Collections of Receivables received by the Originator less the accrued and unpaid Servicing Fee (and the Originator (or the Servicer on its behalf) shall apply such Collections in the manner described in Section 2.15).

(d) Originator Payments Limited to Collections. Notwithstanding any provision contained in this Agreement to the contrary, the Agent shall not, and shall not be obligated (whether on behalf of the Conduit Investor, the Alternate Investors or the Letter of Credit Bank), to pay any amount to the Originator as the purchase price of Receivables pursuant to subsections (b) and (c) above except to the extent of Collections on Receivables available for distribution to the Originator in accordance with this Agreement. Any amount which the Agent (whether on behalf of the Conduit Investor, the Alternate Investors or the Letter of Credit Bank) does not pay pursuant to the preceding sentence shall not constitute a claim (as defined in § 101 of the Bankruptcy Code) against or corporate obligation of the Agent for any such insufficiency unless and until such amount becomes available for distribution to the Originator under Section 2.13.

SECTION 2.3 Investment Procedures.

(a) Notice. The Originator shall request an Investment hereunder, by request to the Agent given by facsimile in the form of an Investment Request at least two (2) Business Days prior to the proposed date of any Investment (including the initial Investment). Each such Investment Request shall specify (i) the desired amount of such Investment (which shall be at least $2,500,000 or an integral multiple of $500,000 in excess thereof or, to the extent that the then available unused portion of the Maximum Net Investment is less than such amount, such lesser amount equal to such available unused portion of the Maximum Net Investment) and (ii) the desired date of such Investment (the “Investment Date”) which shall be a Permitted Investment Date.

(b) Conduit Investor Acceptance or Rejection; Investment Request Irrevocable.

(i) The Agent will promptly notify the Conduit Investor of the Agent’s receipt of any Investment Request. If the Investment Request is received prior to the Conduit Investment Termination Date, the Conduit Investor shall instruct the Agent to accept or reject such Investment Request by notice given to the Originator and the Agent by telephone or facsimile by no later than noon (New York City time) on the Business Day following its receipt of any such Investment Request.

(ii) Each Investment Request shall be irrevocable and binding on the Originator, and the Originator shall indemnify each Investor against any loss or expense incurred by such Investor, either directly or indirectly (including, in the case of the Conduit Investor, through a Program Support Agreement) as a result of any failure by the Originator to complete such Investment, including any loss (including loss of profit) or expense incurred by the Agent or any Investor, either directly or indirectly (including, in the case of the Conduit Investor, pursuant to a Program Support Agreement) by reason of the liquidation or reemployment of funds acquired by such Investor (or the applicable Program Support Provider(s)) (including funds obtained by issuing commercial paper or promissory notes or obtaining deposits or loans from third parties) in order to fund such Investment.

(c) Alternate Investor’s Commitment. Subject to Section 2.2(b) concerning Reinvestments, at no time will the Conduit Investor have any obligation to fund an Investment or Reinvestment. At all times on and after the Conduit Investment Termination Date, all Investments and Reinvestments shall be made by the Agent on behalf of the Alternate Investors. At any time when the Conduit Investor has rejected a request for Investment, the Agent shall so notify the Originator no later than 2:00 p.m. (New York City time) and the Originator shall have the option to rescind its Investment Request by written notice to the Agent provided that such rescission is received by the Agent not later than 4:00 p.m. (New York City time) on that same day. If the Originator decides not to rescind its Investment Request, the Agent shall so notify the Alternate Investors and the Alternate Investors shall make such Investment, on a pro rata basis, in accordance with their respective Pro Rata Shares. Notwithstanding anything contained in this Section 2.3(c) or elsewhere in this Agreement to the contrary, no Alternate Investor shall be obligated to provide the Agent or the Originator with funds in connection with an Investment in an amount that would result in the portion of the Net Investment then funded by it exceeding its Commitment then in effect (minus the unrecovered principal amount of such Alternate Investor’s investment in the Asset Interest pursuant to the Program Support Agreement to which it is a party). The obligation of each Alternate Investor to remit its Pro Rata Share of any such Investment shall be several from that of each other Alternate Investor, and the failure of any Alternate Investor to so make such amount available to the Agent shall not relieve any other Alternate Investor of its obligation hereunder.

(d) Payment of Investment. On any Investment Date, the Conduit Investor or each Alternate Investor, as the case may be, shall remit its share of the aggregate amount of such Investment (determined pursuant to Section 2.2(a)) to the account of the Agent specified therefor from time to time by the Agent by notice to such Persons by wire transfer of same day funds. Following the Agent’s receipt of funds from the Investors as aforesaid, the Agent shall remit such funds received to the Originator’s account at the location indicated in Section 11.3, by wire transfer of same day funds.

(e) Agent May Advance Funds. Unless the Agent shall have received notice from any Investor that such Person will not make its share of any Investment available on the applicable Investment Date therefor, the Agent may (but shall have no obligation to) make any such Investor’s share of any such Investment available to the Originator in anticipation of the receipt by the Agent of such amount from the applicable Investor. To the extent any such Investor fails to remit any such amount to the Agent after any such advance by the Agent on such Investment Date, such Investor, on the one hand, and the Originator, on the other hand, shall be required to pay such amount to the Agent for its own account, together with interest thereon at a per annum rate equal to the Federal Funds Rate, in the case of such Investor, or the applicable interest rate, in the case of the Originator, to the Agent upon its demand therefor (provided that the Conduit Investor shall have no obligation to pay such interest amounts except to the extent that it shall have sufficient funds to pay the face amount of its Commercial Paper in full). Until such amount shall be repaid, such amount shall be deemed to be Net Investment paid by the Agent and the Agent shall be deemed to be the owner of an interest in the Asset Interest hereunder to the extent of such Investment. Upon the payment of such amount to the Agent (i) by the Originator, the amount of the aggregate Net Investment shall be reduced by such amount or (ii) by such Investor, such payment shall constitute such Person’s payment of its share of the applicable Investment.

(f) Defaulting Alternate Investor. If, by 2:00 p.m. (New York City time), whether or not the Agent has advanced the amount of the applicable Investment, one or more Alternate Investors (each, a “Defaulting Alternate Investor”, and each Alternate Investor other than any Defaulting Alternate Investor being referred to as a “Non-Defaulting Alternate Investor”) fails to make its Pro Rata Share of any Investment available to the Agent pursuant to Section 2.3(d) or any Assignment Amount payable by it pursuant to Section 3.1 (the aggregate amount not so made available to the Agent being herein called in either case the “Investment Deficit”), then the Agent shall, by no later than 2:30 p.m. (New York City time) on the applicable Investment Date or the applicable Assignment Date, as the case may be, instruct each Non-Defaulting Alternate Investor to pay, by no later than 3:00 p.m. (New York City time), in immediately available funds, to the account designated by the Agent, an amount equal to the lesser of (i) such Non-Defaulting Alternate Investor’s proportionate share (based upon the relative Commitments of the Non-Defaulting Alternate Investors) of the Investment Deficit and (ii) its unused Commitment. A Defaulting Alternate Investor shall forthwith, upon demand, pay to the Agent for the ratable benefit of the Non-Defaulting Alternate Investors all amounts paid by each Non-Defaulting Alternate Investor on behalf of such Defaulting Alternate Investor, together with interest thereon, for each day from the date a payment was made by a Non-Defaulting Alternate Investor until the date such Non-Defaulting Alternate Investor has been paid such amounts in full, at a rate per annum equal to the sum of the Base Rate, plus 2.00% per annum. In addition, if, after giving effect to the provisions of the immediately preceding sentence, any Investment Deficit with respect to any Assignment Amount continues to exist, each such Defaulting Alternate Investor shall pay interest to the Agent, for the account of the Conduit Investor, on such Defaulting Alternate Investor’s portion of such remaining Investment Deficit, at a rate per annum, equal to the sum of the Base Rate, plus 2.00% per annum, for each day from the applicable Assignment Date until the date such Defaulting Alternate Investor shall pay its portion of such remaining Investment Deficit in full to the Conduit Investor.

SECTION 2.4 [IS RESERVED AND IS SPECIFIED IN SCHEDULE I.]

SECTION 2.5 Yield, Fees and Other Costs and Expenses. Notwithstanding any limitation on recourse herein, the Originator shall pay, as and when due in accordance with this Agreement, all fees hereunder and under the Fee Letter, Yield, all amounts payable pursuant to Article IX, if any, and the Servicing Fees. On each Settlement Date, to the extent not paid pursuant to Section 2.13 for any reason, the Originator shall pay to the Agent, on behalf of the Conduit Investor, the Alternate Investors or the Letter of Credit Bank, as applicable, an amount equal to the accrued and unpaid Yield for the related Rate Period together with, to the extent the Asset Interest is held on behalf of the Conduit Investor, an amount equal to the interest or discount accrued on the Conduit Investor’s Commercial Paper to the extent such Commercial Paper was issued in order to fund the Asset Interest in an amount in excess of the amount of any Investment. Nothing in this Agreement shall limit in any way the obligations of the Originator to pay the amounts set forth in this Section 2.5.

SECTION 2.6 Deemed Collections

(a) Dilutions. If on any day the Unpaid Balance of a Receivable is reduced or such Receivable is canceled as a result of any Dilution, the Originator shall be deemed to have received on such day a Collection of such Receivable in the amount of the Unpaid Balance (as determined immediately prior to such Dilution) of such Receivable (if such Receivable is canceled) or, otherwise in the amount of such reduction, and the Originator shall pay to the Servicer an amount equal to such Deemed Collection and such amount shall be applied by the Servicer as a Collection in accordance with Section 2.13.

(b) Breach of Representation or Warranty. If on any day any of the representations or warranties in Article IV was or becomes untrue with respect to a Receivable (whether on or after the date of transfer thereof to the Agent, for the benefit of the Investors and the Letter of Credit Bank, as contemplated hereunder), the Originator shall be deemed to have received on such day a Collection of such Receivable in full and the Originator shall on such day pay to the Servicer an amount equal to the Unpaid Balance of such Receivable and such amount shall be allocated and applied by the Servicer as a Collection in accordance with Section 2.13.

SECTION 2.7 Payments and Computations, Etc. All amounts to be paid or deposited by the Originator or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than noon (New York City time) on the day when due in immediately available funds; if such amounts are payable to the Agent (whether on behalf of any Investor or the Letter of Credit Bank otherwise) they shall be paid or deposited in the account indicated under the heading “Payment Information” in Section 11.3, until otherwise notified by the Agent. The Originator shall, to the extent permitted by Law, pay to the Agent, for the benefit of the Investors and the Letter of Credit Bank, upon demand, interest on all amounts not paid or deposited when due hereunder at a rate equal to 2.00% per annum, plus the Base Rate. All computations of Yield and all per annum fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

Any computations by the Agent of amounts payable by the Originator hereunder shall be binding upon the Originator absent manifest error.

SECTION 2.8 Reports. By no later than 4:00 p.m. (New York City time) two (2) Business Days prior to each Settlement Date (and, after the occurrence of a Termination Event, within two (2) Business Days after a request from the Agent or the Administrator) (each, a “Reporting Date”), Servicer shall prepare and forward to the Agent and the Administrator a Servicer Report, certified by the Servicer.

SECTION 2.9 Collection Account. (a) Collection Account. The Agent shall establish in its name on the day of the initial Investment hereunder and shall maintain a segregated account (the “Collection Account”), bearing a designation clearly indicating that the funds deposited therein are held for the benefit of the Agent, on behalf of the Investors and the Letter of Credit Bank. The Agent shall have exclusive dominion and control over the Collection Account and all monies, instruments and other property from time to time in the Collection Account. On and after the occurrence of a Termination Event or a Potential Termination Event, the Servicer shall remit daily within forty-eight (48) hours of receipt to the Collection Account all Collections received. Funds on deposit in the Collection Account (other than investment earnings) shall be invested by the Agent, in the name of the Agent, in Eligible Investments that will mature so that such funds will be available so as to permit amounts in the Collection Account to be paid and applied on the next Settlement Date and otherwise in accordance with the provisions of Section 2.13; provided that such funds shall not reduce the Net Investment or accrued Yield hereunder until so applied under Section 2.13. On each Settlement Date, all interest and earnings (net of losses and investment expenses) on funds on deposit in the Collection Account shall be applied as Collections set aside for the Agent in accordance with Section 2.13. On the Final Payout Date, any funds remaining on deposit in the Collection Account shall be paid to the Originator.

(b) Cash Collateralization Account. The Agent shall establish in its name on the day of the initial Investment hereunder and shall maintain a segregated account (the “Cash Collateralization Account”), bearing a designation clearly indicating that the funds deposited therein are held for the benefit of the Agent, on behalf of the Investors and the Letter of Credit Bank. The Agent shall have exclusive dominion and control over the Cash Collateralization Account and all monies, instruments and other property from time to time in the Cash Collateralization Account. Funds on deposit in the Cash Collateralization Account (other than investment earnings) shall be invested by the Agent, in the name of the Agent, in Eligible Investments that will mature so that such funds will be available so as to permit amounts in the Collection Account to be paid and applied on the next Settlement Date and otherwise in accordance with the provisions of Section 2.15; provided that such funds shall not reduce the Net Investment or accrued Yield hereunder until so applied under Section 2.15. On each Settlement Date, all interest and earnings (net of losses and investment expenses) on funds on deposit in the Cash Collateralization Account shall be retained therein. On the Final Payout Date, any funds remaining on deposit in the Cash Collateralization Account shall be paid to the Originator.

SECTION 2.10 Sharing of Payments, Etc. If any Investor or the Letter of Credit Bank (for purposes of this Section only, being a “Recipient”) shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the portion of the Asset Interest owned by it (other than pursuant to the Fee Letter or Article IX and other than as a result of the differences in the timing of the applications of Collections pursuant to Section 2.13 and other than a result of the different methods for calculating Yield) in excess of its ratable share of payments on account of the Asset Interest obtained by the Investors entitled thereto, such Recipient shall forthwith purchase from the Investors and/or the Letter of Credit Bank entitled to a share of such amount participations in the portions of the Asset Interest owned by such Persons as shall be necessary to cause such Recipient to share the excess payment ratably with each such other Person entitled thereto; provided, however, that if all or any portion of such excess payment is thereafter recovered from such Recipient, such purchase from each such other Person shall be rescinded and each such other Person shall repay to the Recipient the purchase price paid by such Recipient for such participation to the extent of such recovery, together with an amount equal to such other Person’s ratable share (according to the proportion of (a) the amount of such other Person’s required payment to (b) the total amount so recovered from the Recipient) of any interest or other amount paid or payable by the Recipient in respect of the total amount so recovered.

SECTION 2.11 Right of Setoff. Without in any way limiting the provisions of Section 2.10, each of the Agent, each Investor and the Letter of Credit Bank is hereby authorized (in addition to any other rights it may have) at any time after the occurrence of the Termination Date due to the occurrence of a Termination Event or during the continuance of a Potential Termination Event to set-off, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by the Agent or such Investor and/or Letter of Credit Bank to, or for the account of, the Originator against the amount of the Aggregate Unpaids owing by the Originator to such Person or to the Agent on behalf of such Person (even if contingent or unmatured).

SECTION 2.12 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, the Letter of Credit Bank agrees (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Originator, and to amend or renew Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under the Letters of Credit. Within the foregoing limits, and subject to the terms and conditions hereof, the Originator may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired.

(ii) The Letter of Credit Bank shall be under no obligation to issue any Letter of Credit if:

(1) any order, judgment or decree of any Official Body or arbitrator shall by its terms purport to enjoin or restrain the Letter of Credit Bank from issuing such Letter of Credit, or any Law applicable to the Letter of Credit Bank or any request or directive (whether or not having the force of law) from any Official Body with jurisdiction over the Letter of Credit Bank shall prohibit, or request that the Letter of Credit Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Letter of Credit Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Letter of Credit Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Letter of Credit Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Letter of Credit Bank in good faith deems material to it;

(2) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal,

(3) the issuance of such Letter of Credit would cause (A) the Net Investment plus the L/C Participation Amount to exceed the Maximum Net Investment or (B) the sum of the Net Investment and the L/C Participation Amount and Required Reserves to exceed the sum of the Net Pool Balance and the Cash Collateralization Amount;

(4) a Termination Event shall have occurred or be deemed to have occurred hereunder,

(5) the issuance of such Letter of Credit would violate one or more generally applicable policies of the Letter of Credit Bank; or

(6) such Letter of Credit is in a face amount less than $50,000, or is to be used for a purpose other than self-insurance purposes for the benefit of the Originator or Overnite Corporation, or as otherwise agreed to by the Letter of Credit Bank from time to time, or denominated in a currency other than Dollars.

(iii) The Letter of Credit Bank shall be under no obligation to amend any Letter of Credit if (A) the Letter of Credit Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit; Evergreen Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Originator delivered to the Letter of Credit Bank (with a copy to the Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Originator. Such Letter of Credit Application must be received by the Letter of Credit Bank and the Agent not later than 11:00 a.m., New York time, at least two Business Days (or such later date and time as the Letter of Credit Bank may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Letter of Credit Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Letter of Credit Bank may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the Letter of Credit Bank (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Letter of Credit Bank may require.

(ii) Promptly after receipt of any Letter of Credit Application, the Letter of Credit Bank will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of such Letter of Credit Application from the Originator and, if not, the Letter of Credit Bank will provide the Agent with a copy thereof. Upon receipt by the Letter of Credit Bank of confirmation from the Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the Letter of Credit Bank shall, on the requested date, issue a Letter of Credit for the account of the Originator or enter into the applicable amendment, as the case may be, in each case in accordance with the Letter of Credit Bank’s usual and customary business practices.

(iii) If the Originator so requests in any applicable Letter of Credit Application, the Letter of Credit Bank may, in it sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Evergreen Letter of Credit”); provided that any such Evergreen Letter of Credit must permit the Letter of Credit Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Letter of Credit Bank, the Originator shall not be required to make a specific request to the Letter of Credit Bank for any such renewal. Once an Evergreen Letter of Credit has been issued, the Originator shall be deemed to have authorized (but may not require) the Letter of Credit Bank to permit the renewal of such Letter of Credit at any time to a date not later than the Letter of Credit Expiration Date; provided, however, that the Letter of Credit Bank shall not permit any such renewal if (A) the Letter of Credit Bank would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the Business Day immediately preceding the Nonrenewal Notice Date (1) from the Agent that the Originator has elected not to permit such renewal or (2) from the Agent or the Originator that one or more of the applicable conditions specified in this Section 2.12 is not then satisfied. Notwithstanding anything to the contrary contained herein, provided that the Nonrenewal Notice Date has not passed, the Letter of Credit Bank shall have no obligation to permit the renewal of any Evergreen Letter of Credit at any time.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Letter of Credit Bank will also deliver to the Originator and the Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursement. Upon any drawing under any Letter of Credit, the Letter of Credit Bank shall notify the Originator and the Agent thereof. Not later than 2:00 p.m., New York time, on the date of any payment by the Letter of Credit Bank under a Letter of Credit (each such date, an “Honor Date”), either (a) the Originator shall reimburse the Letter of Credit Bank through the Agent in an amount equal to the amount of such drawing or (b) if the Originator fails to so reimburse the Letter of Credit Bank by such time, the Letter of Credit Bank shall promptly notify the Agent of the Honor Date and the amount of the unreimbursed drawing (the “Unreimbursed Amount”). In such event, the Originator shall be deemed to have created on the Honor Date an interest in the Affected Assets in the amount of the Unreimbursed Amount in favor of the Letter of Credit Bank to be repaid to the Letter of Credit Bank through the application of Collections, for so long as such Unreimbursed Amounts (and interest thereon) remain unpaid (such interest, a “Letter of Credit Bank Investment”). Any notice given by the Letter of Credit Bank or the Agent pursuant to this Section 2.12(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(d) Repayment of Participations. At any time after the Letter of Credit Bank has made a payment under any Letter of Credit, if the Agent receives for the account of the Letter of Credit Bank any payment related to such Letter of Credit (whether directly from the Originator or otherwise), or any payment of interest thereon, the Agent will reduce the Letter of Credit Bank Investment in the amount of those same funds as the received by the Agent.

(e) Obligations Absolute. The obligation of the Originator to reimburse the Letter of Credit Bank for each drawing under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, subject to the terms hereof, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, set-off, defense or other right that the Originator may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Letter of Credit Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the Letter of Credit Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Letter of Credit Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Originator.

The Originator shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Originator’s instructions or other irregularity, the Originator will immediately notify the Letter of Credit Bank. The Originator shall be conclusively deemed to have waived any such claim against the Letter of Credit Bank and its correspondents unless such notice is given as aforesaid.

(f) Role of Letter of Credit Bank. The Originator agrees that, in paying any drawing under a Letter of Credit, the Letter of Credit Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. No Agent-Related Person nor any of the respective correspondents, participants or assignees of the Letter of Credit Bank shall be liable for

(i) any action taken or omitted in connection herewith at the request or with the approval of the Originator; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Originator hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Originator’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Agent-Related Person, nor any of the respective correspondents, participants or assignees of the Letter of Credit Bank, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.12(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Originator may have a claim against the Letter of Credit Bank, and the Letter of Credit Bank may be liable to the Originator, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Originator which the Originator proves were caused by the Letter of Credit Bank’s willful misconduct or gross negligence or the Letter of Credit Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Letter of Credit Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Letter of Credit Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of the Agent, if, as of the Commitment Termination Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Originator shall, if and as required under Section 2.13, remit to the Agent for deposit into the Cash Collateralization Account the amount equal to the then Outstanding Amount of all L/C Obligations.

(h) Letter of Credit Fees. The Originator shall pay directly to the Letter of Credit Bank for its own account a fee in the amount set forth in the Fee Letter with respect to the issuance of each Letter of Credit, due and payable upon the issuance thereof. In addition, the Originator shall pay directly to the Letter of Credit Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Letter of Credit Bank relating to letters of credit as from time to time in effect. Such fees and charges are due and payable on demand and are nonrefundable.

(i) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

[THE REMAINDER OF ARTICLE II IS RESERVED AND IS

SPECIFIED IN SCHEDULE III (SETTLEMENT PROCEDURES).]

ARTICLE III

ADDITIONAL ALTERNATE INVESTOR PROVISIONS

SECTION 3.1 Assignment to Alternate Investors.

(a) Assignment Amounts. At any time on or prior to the Commitment Termination Date, if the Administrator on behalf of the Conduit Investor so elects, by written notice to the Agent, the Originator hereby irrevocably requests and directs that the Conduit Investor assign, and the Conduit Investor does hereby assign effective on the Assignment Date referred to below all or such portions as may be elected by the Conduit Investor of, its interest in the Net Investment and the Asset Interest at such time to the Alternate Investors pursuant to this Section 3.1 and the Originator hereby agrees to pay the amounts described in Section 3.1(b); provided, however, that unless such assignment is an assignment of all of the Conduit Investor’s interest in the Net Investment and the Asset Interest in whole on or after the Conduit Investment Termination Date, no such assignment shall take place pursuant to this Section 3.1 if a Termination Event described in Section 8.1(g) shall then exist; and provided, further, that no such assignment shall take place pursuant to this Section 3.1 at a time when an Event of Bankruptcy with respect to the Conduit Investor exists. No further documentation or action on the part of the Conduit Investor or the Originator shall be required to exercise the rights set forth in the immediately preceding sentence, other than the giving of the notice by the Administrator on behalf of the Conduit Investor referred to in such sentence and the delivery by the Agent of a copy of such notice to each Alternate Investor (the date of the receipt by the Agent of any such notice being the “Assignment Date”). Each Alternate Investor hereby agrees, unconditionally and irrevocably and under all circumstances, without setoff, counterclaim or defense of any kind, to pay the full amount of its Assignment Amount on such Assignment Date to the Conduit Investor in immediately available funds to an account designated by the Agent. Upon payment of its Assignment Amount, each Alternate Investor shall acquire an interest in the Asset Interest and the Net Investment equal to its pro rata share (based on the outstanding portions of the Net Investment funded by it) of the Alternate Investor Percentage thereof. Upon any assignment in whole by the Conduit Investor to the Alternate Investors on or after the Conduit Investment Termination Date as contemplated hereunder, the Conduit Investor shall cease to make any additional Investments or Reinvestments hereunder. At all times prior to the Conduit Investment Termination Date, nothing herein shall prevent the Conduit Investor from making a subsequent Investment or Reinvestment hereunder, in its sole discretion, following any assignment pursuant to this Section 3.1 or from making more than one assignment pursuant to this Section 3.1.

(b) Originator’s Obligation to Pay Certain Amounts; Additional Assignment Amount. The Originator shall pay to the Agent, for the account of the Conduit Investor, in connection with any assignment by the Conduit Investor to the Alternate Investors pursuant to this Section 3.1, an aggregate amount equal to all Yield to accrue through the end of the current Rate Period to the extent attributable to the portion of the Net Investment so assigned to the Alternate Investors (which Yield shall be determined for such purpose using the CP Rate most recently determined by the

Administrator) (as determined immediately prior to giving effect to such assignment), plus all other Aggregate Unpaids (other than the Net Investment and other than any Yield not described above). If the Originator fails to make payment of such amounts at or prior to the time of assignment by the Conduit Investor to the Alternate Investors, such amount shall be paid by the Alternate Investors (in accordance with their respective Pro Rata Shares) to the Conduit Investor as additional consideration for the interests assigned to the Alternate Investors and the amount of the “Net Investment” hereunder held by the Alternate Investors shall be increased by an amount equal to the additional amount so paid by the Alternate Investors.

(c) Administration of Agreement after Assignment from Conduit Investor to Alternate Investors following the Conduit Investment Termination Date. After any assignment in whole by the Conduit Investor to the Alternate Investors pursuant to this Section 3.1 at any time on or after the Conduit Investment Termination Date (and the payment of all amounts owing to the Conduit Investor in connection therewith), all rights of the Administrator set forth herein shall be given to the Agent on behalf of the Alternate Investors instead of the Administrator.

(d) Payments to Agent’s Account. After any assignment in whole by the Conduit Investor to the Alternate Investors pursuant to this Section 3.1 at any time on or after the Conduit Investment Termination Date, all payments to be made hereunder by the Originator or the Servicer to the Conduit Investor shall be made to the Agent’s account as such account shall have been notified to the Originator and the Servicer.

(e) Recovery of Net Investment. In the event that the aggregate of the Assignment Amounts paid by the Alternate Investors pursuant to this Section 3.1 on any Assignment Date occurring on or after the Conduit Investment Termination Date is less than the Net Investment of the Conduit Investor on such Assignment Date, then to the extent Collections thereafter received by the Agent hereunder in respect of the Net Investment exceed the aggregate of the unrecovered Assignment Amounts and Net Investment funded by the Alternate Investors, such excess shall be remitted by the Agent to the Conduit Investor (or to the Administrator on its behalf) for the account of the Conduit Investor.

SECTION 3.2 Downgrade of Alternate Investor

(a) Downgrades Generally. If at any time on or prior to the Commitment Termination Date, the short term debt rating of any Alternate Investor shall be “A-2” or “P-2” from S&P or Moody’s, respectively, with negative credit implications, such Alternate Investor, upon request of the Agent, shall, within thirty (30) days of such request, assign its rights and obligations hereunder to another financial institution (which institution’s short term debt shall be rated at least “A-2” or “P-2” from S&P or Moody’s, respectively, and which shall not be so rated with negative credit implications and which is acceptable to the Conduit Investor and the Agent). If the short term debt rating of an Alternate Investor shall be “A-3” or “P-3”, or lower, from S&P or Moody’s, respectively (or such rating shall have been withdrawn by S&P or Moody’s), such Alternate Investor, upon request of the Agent, shall, within five (5) Business Days of such request, assign its rights and obligations hereunder to another financial institution (which institution’s short term debt shall be rated at least “A-2” or “P-2”, from S&P or Moody’s, respectively, and which shall not be so rated with negative credit implications and which is acceptable to the Conduit Investor and the Agent). In either such case, if any such Alternate Investor shall not have assigned its rights and obligations under this Agreement within the applicable time period described above (in either such case, the “Required Downgrade Assignment Period”), the Administrator on behalf of the Conduit Investor shall have the right to require such Alternate Investor to pay upon one (1) Business Day’s notice at any time after the Required Downgrade Assignment Period (and each such Alternate Investor hereby agrees in such event to pay within such time) to the Agent an amount equal to such Alternate Investor’s unused Commitment (a “Downgrade Draw”) for deposit by the Agent into an account, in the name of the Agent (a “Downgrade Collateral Account”), which shall be in satisfaction of such Alternate Investor’s obligations to make Investments and to pay its Assignment Amount upon an assignment from the Conduit Investor in accordance with Section 3.1; provided, however, that if, during the Required Downgrade Assignment Period, such Alternate Investor delivers a written notice to the Agent of its intent to deliver a direct pay irrevocable letter of credit pursuant to this proviso in lieu of the payment required to fund the Downgrade Draw, then such Alternate Investor will not be required to fund such Downgrade Draw. If any Alternate Investor gives the Agent such notice, then such Alternate Investor shall, within one (1) Business Day after the Required Downgrade Assignment Period, deliver to the Agent a direct pay irrevocable letter of credit in favor of the Agent in an amount equal to the unused portion of such Alternate Investor’s Commitment, which letter of credit shall be issued through an United States office of a bank or other financial institution (i) whose short-term debt ratings by S&P and Moody’s are at least equal to the ratings assigned by such statistical rating organization to the Commercial Paper and (ii) that is acceptable to the Conduit Investor and the Agent. Such letter of credit shall provide that the Agent may draw thereon for payment of any Investment or Assignment Amount payable by such Alternate Investor which is not paid hereunder when required, shall expire no earlier than the Commitment Termination Date and shall otherwise be in form and substance acceptable to the Agent.

(b) Application of Funds in Downgrade Collateral Account. If any Alternate Investor shall be required pursuant to Section 3.2(a) to fund a Downgrade Draw, then the Agent shall apply the monies in the Downgrade Collateral Account applicable to such Alternate Investor’s Pro Rata Share of Investments required to be made by the Alternate Investors, to any Assignment Amount payable by such Alternate Investor pursuant to Section 3.1 at the times, in the manner and subject to the conditions precedent set forth in this Agreement. The deposit of monies in such Downgrade Collateral Account by any Alternate Investor shall not constitute an Investment or the payment of any Assignment Amount (and such Alternate Investor shall not be entitled to interest on such monies except as provided below in this Section 3.2(b), unless and until (and then only to the extent that) such monies are used to fund Investments or to pay any Assignment Amount pursuant to the first sentence of this Section 3.2(b). The amount on deposit in such Downgrade Collateral Account shall be invested by the Agent in Eligible Investments and such Eligible Investments shall be selected by the Agent in its sole discretion. The Agent shall remit to such Alternate Investor, on the last Business Day of each month, the income actually received thereon. Unless required to be released as provided below in this subsection, Collections received by the Agent in respect of such Alternate Investor’s portion of the Net Investment shall be deposited in the Downgrade Collateral Account for such Alternate Investor. Amounts on deposit in such Downgrade Collateral Account shall be released to such Alternate Investor (or the stated amount of the letter of credit delivered by such Alternate Investor pursuant to subsection (a) above may be reduced) within one Business Day after each Settlement Date following the Termination Date to the extent that, after giving effect to the distributions made and received by the Investors on such Settlement Date, the amount on deposit in such Downgrade Collateral Account would exceed such Alternate Investor’s Pro Rata Share (determined as of the day prior to the Termination Date) of the sum of all Portions of Investment then funded by the Conduit Investor, plus the Interest Component. All amounts remaining in such Downgrade Collateral Account shall be released to such Alternate Investor no later than the Business Day immediately following the earliest of (i) the effective date of any replacement of such Alternate Investor or removal of such Alternate Investor as a party to this Agreement, (ii) the date on which such Alternate Investor shall furnish the Agent with confirmation that such Alternate Investor shall have short-term debt ratings of at least “A-2” or “P-2” from S&P and Moody’s, respectively, without negative credit implications, and (iii) the Commitment Termination Date (or if earlier, the Commitment Termination Date in effect prior to any renewal pursuant to Section 3.3 to which such Alternate Investor does not consent). Nothing in this Section 3.2 shall affect or diminish in any way any such downgraded Alternate Investor’s Commitment to the Originator or the Conduit Investor or such downgraded Alternate Investor’s other obligations and liabilities hereunder and under the other Transaction Documents.

(c) Program Support Agreement Downgrade. Notwithstanding the other provisions of this Section 3.2, an Alternate Investor shall not be required to make a Downgrade Draw (or provide for the issuance of a letter of credit in lieu thereof) pursuant to Section 3.2(a) at a time when such Alternate Investor has a downgrade collateral account (or letter of credit in lieu thereof) established pursuant to the Program Support Agreement relating to the transactions contemplated by this Agreement to which it is a party in an amount at least equal to its unused Commitment, and the Agent may apply monies in such downgrade collateral account in the manner described in Section 3.2(b) as if such downgrade collateral account were a Downgrade Collateral Account.

SECTION 3.3 Non-Renewing Alternate Investors. If at any time the Originator requests that the Alternate Investors renew their Commitments hereunder and some but less than all the Alternate Investors consent to such renewal within 30 days of the Originator’s request, the Originator may arrange for an assignment to one or more financial institutions of all the rights and obligations hereunder of each such non-consenting Alternate Investor in accordance with Section 11.8. Any such assignment shall become effective on the then-current Commitment Termination Date. Each Alternate Investor which does not so consent to any renewal shall cooperate fully with the Originator in effectuating any such assignment. If none or less than all the Commitments of the non-renewing Alternate Investors are so assigned as provided above, then the Commitment Termination Date shall not be renewed; provided, however, if the

Conduit Investor Percentage equals 100% and if, after giving effect to the reduction to the Facility Limit set forth in clause (ii) below the Net Investment does not exceed the Maximum Net Investment, then (i) the extended Commitment Termination Date shall be effective with respect to the renewing Alternate Investors, (ii) the Facility Limit shall automatically be reduced to an amount (rounded up to the nearest $1000) equal to the aggregate of the Commitments of all renewing Alternate Investors, and (iii) this Agreement and the Commitments of the renewing Alternate Investors shall remain in effect in accordance with their terms notwithstanding the expiration of the Commitments of the non-renewing Alternate Investors.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.1 Representations and Warranties of the Originator and the Servicer. Each of the Originator and the Servicer represents and warrants to the Agent, the Administrator, the Letter of Credit Bank and the Investors, as to itself, that, on the Closing Date and on each Investment Date and Reinvestment Date:

(a) Corporate Existence and Power. It (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to own its property and assets and to carry on its business, (iii) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (iv) has the power and authority to execute, deliver and perform its obligations under each of the Transaction Documents and each other agreement or instrument contemplated thereby to which it is or will be a party.

(b) Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is a party (i) have been duly authorized by all requisite corporate and, if required, stockholder action and (ii) will not (x) violate (A) any provision of law, statute, rule or regulation, or of its certificate or articles of incorporation or other constitutive documents or by-laws, (B) any order of any Official Body or (C) any provision of any indenture, agreement or other instrument evidencing Material Indebtedness to which it is a party or by which it or ay of its property is or may be bound, (y) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (z) result in the creation or imposition of any Adverse Claim upon or with respect to any property or assets now owned or hereafter acquired by it (other than as contemplated hereby). No action, consent or approval of, registration or filing with or any other action by any Official Body is required in connection with the execution, delivery and performance by it of this Agreement and the other Transaction

Documents to which it is a party, except such as have been made or obtained or to be made and are in full force and effect.

(c) Binding Effect. Each of this Agreement and the other Transaction Documents to which it is a party has been duly executed and delivered and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally.

(d) Perfection. In the case of the Originator, it is the owner of all of the Receivables and other Affected Assets, free and clear of all Adverse Claims (other than any Adverse Claim arising hereunder) and upon the making of the initial Investment on the Closing Date and at all times thereafter until the Final Payout Date, all financing statements and other documents required to be recorded or filed in order to perfect and protect the interest of the Agent on behalf of the Investors in the Asset Interest against all creditors of and purchasers from the Originator will have been duly filed in each filing office necessary for such purpose and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full.

(e) Accuracy of Information. All information heretofore furnished by it (including the Servicer Reports and its financial statements) to any Investor, the Agent, the Letter of Credit Bank or the Administrator for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by it to any Investor, the Agent or the Administrator will be, true, complete and accurate in every material respect, on the date such information is stated or certified, and no such item contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

(f) Tax Status. It has filed or caused to be filed all Federal and all material state, local and foreign tax returns or materials required to have been filed by it and has paid or caused to be paid all taxes shown as due and payable by it and such returns and all assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which it shall have set aside on its books adequate reserves in accordance with GAAP. All such tax returns were complete and correct in all material respects.

(g) Action, Suits.

(i) There are no actions, suits or proceedings at law or in equity or by or before any Official Body now pending or, to the knowledge of the Originator, threatened against or affecting it or any of its business, property or rights that (A) involve any Transaction Document or the transactions contemplated thereby or (B) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(ii) Neither it nor any of its material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation, or is in default with respect to any judgment, writ, injunction, decree or order of any Official Body, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

(h) Use of Proceeds. In the case of the Originator, no proceeds of any Investment or Reinvestment will be used by it (i) to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, (ii) to acquire any equity security of a class which is registered pursuant to Section 12 of such act or (iii) for any other purpose that violates applicable Law, including Regulation U of the Federal Reserve Board.

(i) Principal Place of Business; Chief Executive Office; Location of Records. The address(es) of its previous and current principal place of business and chief executive office up to and including the Closing Date, and of the offices where it keeps all its Records, are as described on Schedule 4.1(i) or at such other locations notified to the Conduit Investor in accordance with Section 7.7 in jurisdictions where all action required by Section 7.7 has been taken and completed.

(j) Subsidiaries; Tradenames, Etc. In the case of the Originator, as of the Closing Date: (i) it has only the Subsidiaries and divisions listed on Schedule 4.1(k); and (ii) it has, within the last five (5) years, operated only under the tradenames identified in Schedule 4.1(k), and, within the last five (5) years, has not changed its name, merged with or into or consolidated with any other Person or been the subject of any proceeding under the Bankruptcy Code, except as disclosed in Schedule 4.1(k). Schedule 4.1(k) also lists the correct Federal Employer Identification Number of the Originator.

(k) Good Title. In the case of the Originator, upon each Investment and Reinvestment, the Agent shall acquire a valid and enforceable perfected first priority ownership interest or a first priority perfected security interest in each Receivable and all other Affected Assets that exist on the date of such Investment or Reinvestment, with respect thereto, free and clear of any Adverse Claim.

(l) Nature of Receivables. Each Receivable (i) represented by it to be an Eligible Receivable in any Servicer Report or (ii) included in the calculation of the Net Pool Balance in fact satisfies at such time the definition of “Eligible Receivable” set forth herein and, in the case of clause (ii) above, is not a Defaulted Receivable. It has no knowledge of any fact (including any defaults by the Obligor thereunder on any other Receivable) that would cause it or should have caused it to expect any payments on such Receivable not to be paid in full when due or that is reasonably likely to cause or result in any other Material Adverse Effect with respect to such Receivable.

(m) Coverage Requirement. In the case of the Originator, the sum of the Net Investment, plus the L/C Participation Amount plus the Required Reserves does not exceed the Net Pool Balance plus the Cash Collateralization Amount.

(n) Credit and Collection Policy. Since June 15, 2004, there have been no material changes in the Credit and Collection Policy other than in accordance with this Agreement. Since such date, no material adverse change has occurred in the overall rate of collection of the Receivables. It has at all times complied in all material respects with the Credit and Collection Policy with regard to each Receivable.

(o) Material Adverse Change. No event, change or condition has occurred that has had, or could reasonably be expected to have, (i) a materially adverse effect on the business, assets, results of operations or condition, financial or otherwise, of the Originator or the Servicer, as applicable, and its Subsidiaries, taken as a whole since December 31, 2003, or (ii) a materially adverse effect on the validity or enforceability of any of the Transaction Documents or a material impairment of the rights of or benefits available to the Agent, the Investors or the Letter of Credit Bank under any Transaction Document.

(p) No Termination Event. In the case of the Originator, no event has occurred and is continuing and no condition exists, or would result from any Investment or Reinvestment or from the application of the proceeds therefrom, which constitutes or may be reasonable be expected to constitute a Termination Event or a Potential Termination Event.

(q) Not an Investment Company or Holding Company. It is not, and is not controlled by, an “investment company” within the meaning of the Investment Company Act of 1940, or is exempt from all provisions of such act. It is not a “holding company,” or a subsidiary or affiliate of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935.

(r) ERISA. No steps have been taken by any Person to terminate any Pension Plan the assets of which are not sufficient to satisfy all of its benefit liabilities (as determined under Title IV of ERISA), no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a lien under Section 302(f) of ERISA, and each Pension Plan has been administered in all material respects in compliance with its terms and applicable provisions of ERISA and the Code.

(s) Blocked Accounts. The names and addresses of all the Blocked Account Banks, together with the account numbers of the Blocked Accounts at such Blocked Account Banks, are specified in Schedule 4.1(s) (or at such other Blocked Account Banks and/or with such other Blocked Accounts as have been notified to the Agent and for which Blocked Account Agreements have been executed in accordance with Section 7.3 and delivered to the Servicer). All Blocked Accounts are subject to Blocked Account Agreements. All Obligors have been instructed to make payment to a Blocked Account and only Collections are deposited into the Blocked Accounts.

(t) Bulk Sales. In the case of the Originator, no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(u) Preference; Voidability. In the case of the Originator, it shall have given reasonably equivalent value to the Originator in consideration for the transfer to it of the Affected Assets from the Originator, and each such transfer shall not have been made for or on account of an antecedent debt owed by the Originator to it and no such transfer is or may be voidable under any section of the Bankruptcy Code.

(v) Representations and Warranties in other Related Documents. In the case of the Originator, each of the representations and warranties made by it contained in the Transaction Documents (other than this Agreement) is true, complete and correct in all respects and it hereby makes each such representation and warranty to, and for the benefit of, the Agent, the Administrator, the Letter of Credit Bank and the Investors as if the same were set forth in full herein.

(w) No Servicer Default. In the case of the Servicer, no event has occurred and is continuing and no condition exists, or would result from a purchase in respect of, or Reinvestment in respect of the Asset Interest, any Investment or from the application of the proceeds therefrom, which constitutes or may reasonably be expected to constitute a Servicer Default.

(x) Patriot Act. It is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001) (the “USA Patriot Act”). No part of the proceeds of an Investment or Reinvestment will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 4.2 Additional Representations and Warranties of the Servicer. The Servicer represents and warrants on the Closing Date and on each Investment Date and Reinvestment Date to the Agent, the Administrator, the Letter of Credit Bank and the Investors, which representation and warranty shall survive the execution and delivery of this Agreement, that each of the representations and warranties of the Servicer (whether made by the Servicer in its capacity as the Originator or as the Servicer) contained in any Transaction Document is true, complete and correct and, if made by the Servicer in its capacity as the Originator, applies with equal force to the Servicer in its capacity as the Servicer, and the Servicer hereby makes each such representation and warranty to, and for the benefit of, the Agent, the Administrator, the Letter of Credit Bank and the Investors as if the same were set forth in full herein.

ARTICLE V

CONDITIONS PRECEDENT

SECTION 5.1 Conditions Precedent to Closing. The occurrence of the Closing Date and the effectiveness of the Commitments hereunder shall be subject to the conditions precedent that (i) the Originator shall have paid in full (A) all amounts required to be paid by either of them on or prior to the Closing Date pursuant to the Fee Letter and (B) the fees and expenses described in clause (i) of Section 9.4 and invoiced prior to the Closing Date, and (ii) the Agent shall have received, for itself and each of the Investors and the Agent’s counsel, an original (unless otherwise indicated) of each of the following documents, each in form and substance satisfactory to the Agent.

(a) A duly executed counterpart of this Agreement, the Fee Letter and each of the other Transaction Documents executed by the Originator and the Servicer, as applicable.

(b) A certificate, substantially in the form of Exhibit F of the secretary or assistant secretary of the Originator and the Servicer certifying and (in the case of clauses (i) through (iii)) attaching as exhibits thereto, among other things.

(i) the articles of incorporation of the Originator and the Servicer (certified by the State Corporation Commission or other similar official of its jurisdiction of incorporation or organization, as applicable, as of a recent date);

(ii) the by-laws of the Originator and the Servicer;

(iii) resolutions of the board of directors or other governing body of the Originator and the Servicer authorizing the execution, delivery and performance by it of this Agreement and the other Transaction Documents to be delivered by it hereunder or thereunder and all other documents evidencing necessary corporate action (including shareholder consents) and government approvals, if any; and

(iv) the incumbency, authority and signature of each officer of the Originator and the Servicer executing the Transaction Documents or any certificates or other documents delivered hereunder or thereunder on its behalf.

(c) A good standing certificate for each of the Originator and the Servicer issued by the State Corporation Commission, dated as of a recent date.

(d) Acknowledgment copies or other evidence of filing acceptable to the Agent of proper financing statements filed on or before the initial Investment Date naming the Originator, as debtor, in favor of the Agent, as secured party, for the benefit of the Investors and the Letter of Credit Bank or other similar instruments or documents as may be necessary or in the reasonable opinion of the Agent desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the Agent’s ownership or security interest in all Receivables and the other Affected Assets.

(e) Copies of proper financing statements, if any, filed on or before the initial Investment Date necessary to terminate all security interests and other rights of any Person in Receivables or the other Affected Assets previously granted by the Originator.

(f) Certified copies of requests for information or copies (or a similar search report certified by parties acceptable to the Agent) dated a date reasonably near the date of the initial Investment listing all effective financing statements which name the Originator (under its present name and any previous names) as debtor and which are filed in jurisdictions in which the filings were made pursuant to clause (d) above and such other jurisdictions where the Agent may reasonably request together with copies of such financing statements (none of which shall cover any Receivables, other Affected Assets or Contracts), and similar search reports with respect to federal tax liens and liens of the Pension Benefit Guaranty Corporation in such jurisdictions, showing no such liens on any of the Receivables, other Affected Assets or Contracts.

(g) Executed copies of the Blocked Account Agreements relating to each of the Blocked Accounts.

(h) Favorable opinions of Hunton & Williams LLP, special counsel to the Servicer and the Originator, covering the matters set forth in Exhibit G-1, and of Mark Goodwin, Esq., General Counsel to the Servicer and the Originator, covering the matters set forth in Exhibit G-2.

(i) A CD-ROM identifying all Receivables and the Unpaid Balances thereon and such other information as the Agent may reasonably request.

(j) A Servicer Report as of November 30, 2004 showing the calculation of the Net Investment and Required Reserves after giving effect to the initial Investment.

(k) Evidence that the Collection Account and the Cash Collateralization Account required to be established hereunder have been established.

(l) Such other approvals, documents, instruments, certificates and opinions as the Agent, the Administrator or any Investor, may reasonably request.

SECTION 5.2 Conditions Precedent to All Investments and Reinvestments. Each Investment and Reinvestment hereunder (including the initial Investment) shall be subject to the conditions precedent that (i) the Closing Date shall have occurred, (ii) the Agent shall have received such approvals, documents, instruments, certificates and opinions as the Agent, the Administrator or any Investor, may reasonably request, and (iii) on the date of such Investment or Reinvestment the following statements shall be true (and the Originator by accepting the amount of such Investment or Reinvestment shall be deemed to have certified that):

(a) The representations and warranties contained in Sections 4.1 and 4.2 are true, complete and correct on and as of such day as though made on and as of such day and shall be deemed to have been made on such day,

(b) In the case of a Reinvestment, the amount of the Reinvestment will not exceed the amount available therefor under Section 2.13, and in the case of an Investment, the amount of such Investment will not exceed the amount available therefor under Section 2.2 and after giving effect thereto, the sum of the Net Investment plus the L/C Participation Amount plus the Required Reserves will not exceed the sum of the Net Pool Balance plus the Cash Collateralization Amount,

(c) In the case of an Investment, the Agent shall have received an Investment Request, appropriately completed, within the time period required by Section 2.3,

(d) In the case of an Investment, the Agent shall have received a Servicer Report dated no more than 3 days prior to the proposed Investment Date and the information set forth therein shall be true, complete and correct, and

(e) The Termination Date has not occurred.

ARTICLE VI

COVENANTS

SECTION 6.1 Affirmative Covenants of the Originator and Servicer. At all times from the date hereof to the Final Payout Date, unless the Agent shall otherwise consent in writing:

(a) Reporting Requirements. The Originator shall maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish to the Agent:

(i) Annual Reporting. Within 90 days after the end of each fiscal year, its consolidated balance sheet and related consolidated statements of income, stockholders’ equity and cash flows showing the financial condition of Overnite Corporation and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by Deloitte & Touche LLP or other independent public accountants of recognized national standing selected by the Originator and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of Overnite Corporation and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(ii) Quarterly Reporting. Within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated balance sheet and related consolidated statements of income, stockholders’ equity and cash flows showing the financial condition of Overnite Corporation and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified on behalf of Overnite Corporation by its chief financial officer, principal accounting officer, treasurer or controller as fairly presenting in all material respects the financial condition and results of operations of Overnite Corporation and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments.

(iii) Compliance Certificate. Concurrently with any delivery of financial statements under paragraph (i) or (ii) above, a certificate of the Originator’s chief financial officer, principal accounting officer, treasurer or controller (i) certifying that no Potential Termination Event or Termination Event has occurred or, if such a Potential Termination Event or Termination Event has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating satisfaction of the Maximum Total Leverage Test and the Minimum Fixed Charge Coverage Ratio.

(iv) Shareholders Statements and Reports. Promptly, following a request by the Agent, any Investor or the Letter of Credit Bank, provide all documentation and other information that such Person reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(v) SEC Filings. Promptly after the same become publicly available, copies of all 10-K, 10-Q and 8-K reports and proxy statements filed by Overnite Corporation or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be.

(vi) Notice of Termination Events or Potential Termination Events; Etc. (A) As soon as possible and in any event within two (2) Business Days after the Originator obtains knowledge of any Termination Event or Potential Termination Event, a statement of the chief financial officer, principal accounting officer, treasurer or controller of the Originator setting forth details of such Termination Event or Potential Termination Event and the action which the Originator proposes to take with respect thereto, which information shall be updated promptly from time to time; (B) promptly after the Originator obtains knowledge thereof, notice of any litigation, investigation or proceeding that may exist at any time between the Originator and any Person that could reasonably be expected to result in a Material Adverse Effect or any litigation or proceeding relating to any Transaction Document; and (C) promptly after any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

(vii) Change in Credit and Collection Policy and Debt Ratings. Within ten (10) Business Days after the date any material change in or amendment to the Credit and Collection Policy is made, a copy of the Credit and Collection Policy then in effect indicating such change or amendment. Within five (5) days after the date of any change in the Originator’s public or private debt ratings, if any, a written certification of the Originator’s public and private debt ratings after giving effect to any such change.

(viii) Credit and Collection Policy. Within ninety (90) days after the close of each of the Originator’s fiscal year, a complete copy of the Credit and Collection Policy then in effect, if requested by the Agent.

(ix) ERISA. Promptly after the filing, giving or receiving thereof, copies of all reports and notices with respect to any Reportable Event pertaining to any Pension Plan and copies of any notice by any Person of its intent to terminate any Pension Plan, and promptly upon the occurrence thereof, written notice of any contribution failure with respect to any Pension Plan sufficient to give rise to a lien under Section 302(f) of ERISA.

(x) Change in Accountants or Accounting Policy. Promptly, notice of any change in the accountants of the Originator or any material change in the accounting policy of the Originator that impacts the Originator’s write-off or charge-off, delinquency, dilution or aging or re-aging policy in respect of Receivables or any other policy that may change any data reported by the Originator hereunder in respect of the Receivables.

(xi) Other Information. Such other information (including non-financial information) as the Agent or the Administrator may from time to time reasonably request with respect to the Originator or any Subsidiary of the Originator .

(b) Conduct of Business; Ownership. Each of the Originator and the Servicer shall, and the Servicer shall cause each of its Subsidiaries to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly organized, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

(c) Compliance with Laws, Etc. Each of the Originator and the Servicer shall, and the Servicer shall cause each of its Subsidiaries to, comply in all material respects with all Laws to which it or its respective properties may be subject and preserve and maintain its corporate existence, rights, franchises, qualifications and privileges that would likely result in a Material Adverse Effect.

(d) Furnishing of Information and Inspection of Records. Each of the Originator and the Servicer shall furnish to the Agent from time to time such information with respect to the Affected Assets as the Agent may reasonably request, including listings identifying the Obligor and the Unpaid Balance for each Receivable. Each of the Originator and the Servicer shall, at any time and from time to time at reasonable times and with reasonable prior notice and as often as reasonably requested by the Agent or the Administrator, permit the Agent, or its agents or representatives, (i) to examine and make copies of and take abstracts from all books, records and documents (including computer tapes and disks) relating to the Receivables or other Affected Assets, including the related Contracts, and (ii) to visit the offices and properties of the Originator or the Servicer, as applicable, for the purpose of examining such materials described in clause (i), and to discuss matters relating to the Affected Assets or the Originator’s or the Servicer’s performance hereunder, under the Contracts and under the other Transaction Documents to which such Person is a party with any of the officers, directors, employees or independent public accountants of the Originator or the Servicer, as applicable, having knowledge of such matters; provided, however, that unless a Termination Event shall have occurred and be continuing, the Originator shall not be required to reimburse the expenses of more than two such visits per calendar year.

(e) Keeping of Records and Books of Account. Each of the Originator and the Servicer shall maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, computer tapes, disks, records and other information reasonably necessary or advisable for the collection of all Receivables (including records adequate to permit the daily identification of each new Receivable and all Collections of and adjustments to each existing Receivable). Each of the Originator and the Servicer shall give the Agent prompt notice of any material change in its administrative and operating procedures referred to in the previous sentence.

(f) Performance and Compliance with Receivables and Contracts and Credit and Collection Policy. Each of the Originator and the Servicer shall, (i) at its own expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables; and (ii) timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

(g) Notice of Agent’s Interest. In the event that the Originator shall sell or otherwise transfer any interest in accounts receivable or any other financial assets (other than as contemplated by the Transaction Documents), any computer tapes or files or other documents or instruments provided by the Servicer in connection with any such sale or transfer shall disclose the Originator’s ownership of the Receivables and the Agent’s interest therein.

(h) Collections. Each of the Originator and the Servicer shall instruct all Obligors to cause all Collections to be deposited directly to a Blocked Account or to post office boxes to which only Blocked Account Banks have access and shall cause all items and amounts relating to such Collections received in such post office boxes to be removed and deposited into a Blocked Account on a daily basis.

(i) Collections Received. Each of the Originator and the Servicer shall hold in trust, and deposit, immediately, but in any event not later than forty-eight (48) hours of its receipt thereof, to a Blocked Account or, if required by Section 2.9, to the Collection Account, all Collections received by it from time to time.

(j) Blocked Accounts. Each Blocked Account shall at all times be subject to a Blocked Account Agreement.

(k) Corporate Documents. The Originator shall provide prior written notice to the Agent of any amendment, alteration or change to or repeal of its articles or certificate of incorporation.

(l) Ownership Interest, Etc. The Originator shall, at its expense, take all action necessary or desirable to establish and maintain a valid and enforceable ownership or security interest in the Receivables, the Related Security and proceeds with respect thereto, and a first priority perfected security interest in the Affected Assets, in each case free and clear of any Adverse Claim, in favor of the Agent for the benefit of the Investors and the Letter of Credit Bank, including taking such action to perfect, protect or more fully evidence the interest of the Agent, as the Agent may reasonably request.

(m) Insurance. Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, and including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.

(n) Audit. Within 60 days after the Closing Date, the Agent shall receive satisfactory results of a review and audit of the Originator’s collection, operating and reporting systems, Credit and Collection Policy, historical receivables data and accounts, including satisfactory review and approval of the Eligible Receivables in existence as of December 17, 2004 and a written outside audit report of a nationally-recognized accounting firm as to such matters.

SECTION 6.2 Negative Covenants of the Originator and Servicer. At all times from the date hereof to the Final Payout Date, unless the Agent shall otherwise consent in writing:

(a) No Sales, Liens, Etc. Except as otherwise provided herein, neither the Originator nor the Servicer shall, nor shall it permit any of its Subsidiaries to, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (or the filing of any financing statement) or with respect to (i) any of the Affected Assets, or (ii) any inventory or goods, the sale of which may give rise to a Receivable, or assign any right to receive income in respect thereof.

(b) No Extension or Amendment of Receivables. Except as otherwise permitted in Section 7.2, neither the Originator nor the Servicer shall extend, amend or otherwise modify the payment terms of any Receivable, or amend, modify or waive any material term or condition of any Contract related thereto.

(c) No Change in Business or Credit and Collection Policy. Neither the Originator nor the Servicer shall make any change in the character of its business or in the Credit and Collection Policy, which change would, in either case, impair the collectibility of any Receivable or otherwise have a Material Adverse Effect.

(d) Mergers, Etc. Neither the Originator nor the Servicer shall consolidate or merge with or into, or sell, lease or transfer all or substantially all of its assets to, any other Person, unless (i) no Termination Event or Material Adverse Effect would occur or be reasonably likely to occur as a result of such transaction, and (ii) such Person executes and delivers to the Agent and each Investor and the Letter of Credit Bank an agreement by which such Person assumes the obligations of the Originator or Servicer, as applicable, hereunder and under the other Transaction Documents to which it is a party, or confirms that such obligations remain enforceable against it, together with such certificates and opinions of counsel as the Agent or any Investor or the Letter of Credit Bank may reasonably request.

(e) Change in Payment Instructions to Obligors. Neither the Originator nor the Servicer shall add or terminate any bank as a Blocked Account Bank or any account as a Blocked Account to or from those listed in Schedule 4.1(s) or make any change in its instructions to Obligors regarding payments to be made to any Blocked Account, unless (i) such instructions are to deposit such payments to another existing Blocked Account or to the Collection Account, or (ii) the Agent shall have received written notice of such addition, termination or change at least thirty (30) days prior thereto and the Agent shall have received a Blocked Account Agreement executed by each new Blocked Account Bank or an existing Blocked Account Bank with respect to each new Blocked Account, as applicable.

(f) Deposits to Lock-Box Accounts. Neither the Originator nor the Servicer shall deposit or otherwise credit, or cause to be so deposited or credited, to any Blocked Account, the Collection Account or the Cash Collateralization Account cash or cash proceeds other than Collections.

(g) Change of Name, Etc. The Originator shall not change its name, identity or structure (including a merger) or the location of its chief executive office or the jurisdiction of its organization or any other change which could render any UCC financing statement filed in connection with this Agreement or any other Transaction Document to become “seriously misleading” under the UCC, unless at least thirty (30) days prior to the effective date of any such change the Originator delivers to the Agent (i) such documents, instruments or agreements, executed by the Originator as are necessary to reflect such change and to continue the perfection of the Agent’s ownership interests or security interests in the Affected Assets and (ii) new or revised Blocked Account Agreements executed by the Blocked Account Banks which reflect such change and enable the Agent to continue to exercise its rights contained in Section 7.3.

ARTICLE VII

ADMINISTRATION AND COLLECTIONS

SECTION 7.1 Appointment of Servicer.

(a) The servicing, administering and collection of the Receivables shall be conducted by the Person (the “Servicer”) so designated from time to time as Servicer in accordance with this Section 7.1. Each of the Originator, the Agent, the Investors and the Letter of Credit Bank hereby appoints as its agent the Servicer, from time to time designated pursuant to this Section, to enforce its respective rights and interests in and under the Affected Assets. To the extent permitted by applicable law, the Originator (to the extent not then acting as Servicer hereunder) hereby grants to any Servicer appointed hereunder an irrevocable power of attorney to take any and all steps in the Originator’s name and on behalf of the Originator as necessary or desirable, in the reasonable determination of the Servicer, to collect all amounts due under any and all Receivables, including endorsing the Originator’s name on checks and other instruments representing Collections and enforcing such Receivables and the related Contracts and to take all such other actions set forth in this Article VII. Until the Agent gives notice to the Originator (in accordance with this Section 7.1) of the designation of a new Servicer, the Originator is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. Upon the occurrence of a Termination Event, the Agent may, and upon the direction of the Majority Investors shall, designate as Servicer any Person (including itself) to succeed the Originator or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.

(b) Upon the designation of a successor Servicer as set forth above, the Originator agrees that it will terminate its activities as Servicer hereunder in a manner which the Agent determines will facilitate the transition of the performance of such activities to the new Servicer, and the Originator shall cooperate with and assist such new Servicer. Such cooperation shall include access to and transfer of records and use by the new Servicer of all records, licenses, hardware or software necessary or desirable to collect the Receivables and the Related Security to the extent permissable.

(c) The Originator acknowledges that the Agent and the Investors have relied on the Originator’s agreement to act as Servicer hereunder in making their decision to execute and deliver this Agreement. Accordingly, the Originator agrees that it will not voluntarily resign as Servicer.

(d) The Servicer may not delegate any of its rights, duties or obligations hereunder, or designate a substitute Servicer, without the prior written consent of the Agent, and provided that the Servicer shall continue to remain solely liable for the performance of the duties as Servicer hereunder notwithstanding any such delegation hereunder. The Servicer may delegate its duties and obligations hereunder to any subservicer (each, a “Sub-Servicer”); provided that, in each such delegation, (i) such Sub-Servicer shall agree in writing to perform the duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain primarily liable to the Originator, the Agent, the Letter of Credit Bank and the Investors for the performance of the duties and obligations so delegated, (iii) the Originator, the Agent, the Letter of Credit Bank and the Investors shall have the right to look solely to the Servicer for performance, and (iv) the terms of any agreement with any Sub-Servicer shall provide that the Agent may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to such Sub-Servicer).

(e) The Originator hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, the Originator shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that the Originator conducted such data-processing functions while it acted as the Servicer.

SECTION 7.2 Duties of Servicer. (a) The Servicer shall take or cause to be taken all such action as may be necessary or advisable to collect each Receivable from time to time, all in accordance with this Agreement and all applicable Law, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. The Servicer shall set aside (and, if applicable, segregate) and hold in trust for the accounts of the Originator, the Agent, the Letter of Credit Bank and the Investors the amount of the Collections to which each is entitled in accordance with Article II. So long as no Termination Event or Potential Termination Event shall have occurred and is continuing, the Servicer may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable (but not beyond thirty (30) days) and extend the maturity or adjust the Unpaid Balance of any Defaulted Receivable as the Servicer may determine to be appropriate to maximize Collections thereof; provided, however, that (i) such extension or adjustment shall not alter the status of such Receivable as a Delinquent Receivable or a Defaulted Receivable or limit the rights of the Originator, the Investors, the Letter of Credit Bank or the Agent under this Agreement and (ii) if a Termination Event or Potential Termination Event has occurred and the Originator is still acting as Servicer, the Originator may make such extension or adjustment only upon the prior written approval of the Agent. The Originator shall deliver to the Servicer and the Servicer shall hold in trust for the Originator and the Agent, on behalf of the Investors and the Letter of Credit Bank, in accordance with their respective interests, all Records which evidence or relate to any Affected Asset. Notwithstanding anything to the contrary contained herein, after a Termination Event has occurred and is continuing the Agent shall have the absolute and unlimited right to direct the Servicer (whether the Originator or any other Person is the Servicer) to commence or settle any legal action to enforce collection of any Receivable or to foreclose upon or repossess any Affected Asset. The Servicer shall not make the Administrator, the Agent, the Letter of Credit Bank or any of the Investors a party to any litigation without the prior written consent of such Person. At any time when a Termination Event or Potential Termination Event exists, the Agent may notify any Obligor of its interest in the Receivables and the other Affected Assets.

(b) The Servicer shall, as soon as practicable following receipt thereof, turn over to the Originator all collections from any Person of indebtedness of such Person which are not on account of a Receivable. Notwithstanding anything to the contrary contained in this Article VII, the Servicer, the Originator or any Affiliate of the Originator, shall have no obligation to collect, enforce or take any other action described in this Article VII with respect to any indebtedness that is not included in the Asset Interest other than to deliver to the Originator the Collections and documents with respect to any such indebtedness as described above in this Section 7.2(b).

(c) Annually, but not later than November 30th of each year (commencing November 30, 2005), a written report with respect to the Affected Assets and the Credit and Collection Policy (including, in each case, the systems, procedures and records relating thereto), in a form reasonably requested by the Agent and setting forth the results of the agreed upon procedures set forth in Exhibit H hereto, must be provided to the Agent by an independent public accountant acceptable to the Agent. The Servicer shall pay all reasonable costs and reasonable expense incurred in connection therewith.

(d) Any payment by an Obligor in respect of any indebtedness owed by it to the Originator shall, except as otherwise specified by such Obligor, required by contract or law or clearly indicated by facts or circumstances (including by way of example an equivalence of a payment and the amount of a particular invoice), and unless otherwise instructed by the Agent, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other indebtedness of such Obligor.

SECTION 7.3 Blocked Account Arrangements. Prior to the initial purchase hereunder the Servicer shall enter into Blocked Account Agreements with all of the Blocked Account Banks, and deliver original counterparts thereof to the Agent. Upon the occurrence of a Termination Event, the Agent may at any time thereafter give notice to each Blocked Account Bank that the Agent is exercising its rights under the Blocked Account Agreements to do any or all of the following: (i) to have the exclusive ownership and control of the Blocked Account Accounts transferred to the Agent and to exercise exclusive dominion and control over the funds deposited therein, (ii) to have the proceeds that are sent to the respective Blocked Accounts be redirected pursuant to its instructions rather than deposited in the applicable Blocked Account, and (iii) to take any or all other actions permitted under the applicable Blocked Account Agreement. The Servicer hereby agrees that if the Agent, at any time, takes any action set forth in the preceding sentence, the Agent shall have exclusive control of the proceeds (including Collections) of all Receivables and the Originator hereby further agrees to take any other action that the Agent may reasonably request to transfer such control. Any proceeds of Receivables received by the Originator, as Servicer or otherwise, thereafter shall be sent immediately to the Agent. The parties hereto hereby acknowledge that if at any time the Agent takes control of any Blocked Account, the Agent shall not have any rights to the funds therein in excess of the unpaid amounts due to Originator, the Agent, the Letter of Credit Bank and the Investors or any other Person hereunder and the Agent shall distribute or cause to be distributed such funds in accordance with Section 7.2(b) (including the proviso thereto) and Article II (in each case as if such funds were held by the Servicer thereunder); provided, however, that the Agent shall not be under any obligation to remit any such funds to the Originator or any other Person unless and until the Agent has received from the Originator or such Person evidence satisfactory to the Agent that the Originator or such Person is entitled to such funds hereunder and under applicable Law.

SECTION 7.4 Enforcement Rights After Designation of New Servicer.

(a) At any time following the occurrence of:

(i) a Termination Event, the Agent may direct the Obligors that payment of all amounts payable under any Receivable be made directly to the Agent or its designee;

(ii) a Termination Event, the Originator shall, at the Agent’s request and at the Originator’s expense, give notice of the Agent’s, the Originator’s, the Letter of Credit Bank’s and/or the Investors’ ownership of the Receivables and (in the case of the Agent) interest in the Asset Interest to each Obligor and direct that payments be made directly to the Agent or its designee, except that if the Originator fails to so notify each obligor, the Agent may so notify the Obligors;

(iii) a Termination Event or a Potential Termination Event, the Originator shall, at the Agent’s request, (A) assemble all of the Records and shall make the same available to the Agent or its designee at a place selected by the Agent or its designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Receivables in a manner acceptable to the Agent and shall, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee;

(b) The Originator hereby authorizes the Agent, and irrevocably appoints the Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Originator which appointment is coupled with an interest, to take any and all steps in the name of the Originator and on behalf of the Originator, necessary or desirable, in the determination of the Agent, to collect any and all amounts or portions thereof due under any and all Receivables or Related Security, including endorsing the name of the Originator on checks and other instruments representing Collections and enforcing such Receivables, Related Security and the related Contracts. Notwithstanding anything to the contrary contained in this subsection (b), none of the powers conferred upon such attorney-in-fact pursuant to the immediately preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

SECTION 7.5 Servicer Default. The occurrence of any one or more of the following events shall constitute a “Servicer Default”:

(a) The Servicer (i) shall fail to make any payment or deposit required to be made by it hereunder when due or the Servicer shall fail to observe or perform any term, covenant or agreement on the Servicer’s part to be performed under Sections 6.1(b) (conduct of business, ownership), 6.1(f) (compliance with receivables and credit and collection policy), 6.1(h) (obligor payments), 6.1(i) (handling collections), 6.2(a) (no sales or liens), 6.2(c) (no change in business or policy), 6.2(d) (no subsidiaries, mergers), 6.2(e) (no change in obligor payments), or 6.2(f) (no change in handling collections) (any of the preceding parenthetical phrases in this clause (i) are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof)], or (ii) shall fail to observe or perform any other term, covenant or agreement to be observed or performed by it under Sections 2.8, 2.9, 2.13 or 2.16, or (iii) shall fail to observe or perform any other term, covenant or agreement hereunder or under any of the other Transaction Documents to which such Person is a party or by which such Person is bound, and such failure shall remain unremedied for thirty (30) days; or

(b) any representation, warranty, certification or statement made by the Servicer in this Agreement or in any of the other Transaction Documents or in any certificate or report delivered by it pursuant to any of the foregoing shall prove to have been incorrect in any material respect when made or deemed made; or

(c) any Event of Bankruptcy shall occur with respect to the Servicer or any of its Subsidiaries or Overnite Corporation or any Event of Bankruptcy with respect to an Affiliate which could result in a Material Adverse Effect; or

(d) there shall have occurred a Material Adverse Effect with respect to the Servicer or any other event shall have occurred which, in the reasonable judgment of the Agent, materially and adversely affects the Servicer’s ability to either collect the Receivables or to perform its obligations as Servicer under this Agreement.

SECTION 7.6 Servicing Fee. The Servicer shall be paid a Servicing Fee in accordance with 2.12 and subject to the priorities therein. If the Servicer is not the Originator or an Affiliate of the Originator, the Servicer, by giving three (3) Business Days’ prior written notice to the Agent, may revise the percentage used to calculate the Servicing Fee so long as the revised percentage will not result in a Servicing Fee that exceeds 110% of the reasonable and appropriate out-of-pocket costs and expenses of such Servicer incurred in connection with the performance of its obligations hereunder as documented to the reasonable satisfaction of the Agent; provided, however, that at any time after the sum of the Net Investment plus the L/C Participation Amount plus the Required Reserves equals or exceeds the sum of the Net Pool Balance plus the Cash Collateralization Amount, any compensation to the Servicer in excess of the Servicing Fee initially provided for herein shall be an obligation of the Originator and shall not be payable, in whole or in part, from Collections allocated to the Investors and/or the Letter of Credit Bank.

SECTION 7.7 Protection of Ownership Interest of the Investors. The Originator agrees that it shall, from time to time, at its expense, promptly execute and deliver all instruments and documents and take all actions as may be necessary or as the Agent may reasonably request in order to perfect or protect the Asset Interest or to enable the Agent, the Letter of Credit Bank or the Investors to exercise or enforce any of their respective rights hereunder. Without limiting the foregoing, the Originator shall, upon the request of the Agent, the Letter of Credit Bank or any of the Investors, in order to accurately reflect this purchase and sale transaction, (i) file such financing or continuation statements or amendments thereto or assignments thereof (as otherwise permitted to be executed and filed pursuant hereto) as may be requested by the Agent or any of the Investors or the Letter of Credit Bank and (ii) mark its respective master data processing records and other documents with a legend describing the conveyance to the Agent, for the benefit of the Investors and the Letter of Credit Bank, of the Asset Interest. The Originator shall, upon request of the Agent, the Letter of Credit Bank or any of the Investors, obtain such additional search reports as the Agent, the Letter of Credit Bank or any of the Investors shall request. To the fullest extent permitted by applicable law, the Agent is hereby authorized to file such financing statements and continuation statements and amendments thereto and assignments thereof as are necessary or appropriate to perfect and protect the interests of the Investors and the Letter of Credit Bank hereunder. Carbon, photographic or other reproduction of this Agreement or any financing statement shall be sufficient as a financing statement. The Originator shall not change its respective name, identity, jurisdiction of organization or corporate structure unless it shall have: (A) given the Agent at least thirty (30) days prior notice thereof and (B) prepared at the Originator’s expense and delivered to the Agent all financing statements, instruments and other documents necessary to preserve and protect the Asset Interest or requested by the Agent in connection with such change or relocation. Any filings under the UCC or otherwise that are occasioned by such change in name or location shall be made at the expense of the Originator.

ARTICLE VIII

TERMINATION EVENTS

SECTION 8.1 Termination Events. The occurrence of any one or more of the following events shall constitute a “Termination Event”:

(a) the Originator or the Servicer shall fail to make any payment or deposit to be made by it hereunder when due hereunder or thereunder and such failure shall continue for three (3) Business Days; or

(b) any representation, warranty, certification or statement made or deemed made by the Originator in this Agreement, any other Transaction Document to which it is a party or in any other information, report or document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made or delivered; or

(c) the Originator or the Servicer shall default in the performance of any payment or undertaking (other than those covered by clause (a) above) (i) to be performed or observed under Sections 6.1(a)(vi) (notice of termination), 6.1(a)(vii) (notice of changes to credit and collection policy), 6.1(b) (conduct of business, ownership), 6.1(f) (compliance with receivables and credit and collection policy), 6.1(g) (notice of agent’s interest), 6.1(h) (obligor payments), 6.1(i) (handling collections), 6.2(a) (no sales or liens), 6.2(c) (no change in business or policy), 6.2(e) (no change in obligor payments), 6.2(f) (no change in handling collections), 6.2(g) (no name change) (any of the preceding parenthetical phrases in this clause (i) are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof) or (ii) to be performed or observed under any other provision of this Agreement or any provision of any other Transaction Document to which it is a party and such default in the case of this clause (ii) shall continue for 30 days.

(d) any Event of Bankruptcy shall occur with respect to the Originator or any Subsidiary of the Originator (subject to 30 days grace period for an involuntary Event of Bankruptcy); or

(e) the Agent, on behalf of the Investors and the Letter of Credit Bank, shall for any reason fail or cease to have a valid and enforceable perfected first priority ownership or security interest in the Affected Assets, free and clear of any Adverse Claim; or

(f) a Servicer Default shall have occurred; or

(g) a drawing shall have been made on any Letter of Credit (i) for an amount of $5 million or less which shall not have been repaid to the Letter of Credit Bank in full in cash within four (4) Business Days or (ii) for an amount of more than $5 million; or

(h) on any Settlement Date, the sum of the Net Investment (as determined after giving effect to all distributions pursuant to this Agreement on such date) plus the L/C Participation Amount plus the Required Reserves shall exceed the sum of the Net Pool Balance plus the Cash Collateralization Amount (as such Required Reserves and Net Pool Balance are shown in the most recent Servicer Report delivered on or prior to such date), unless the Originator either reduces the Net Investment or remits to the Agent for deposit into the Cash Collateralization Account on such day in such amount as may be necessary to eliminate any such excess;

(i) the three month average of the Default Ratio for any three consecutive months shall exceed 4.50%; or

(j) the average of the Delinquency Ratio for any three consecutive months shall exceed 4.50%; or

(k) the average of the Dilution Ratio for any three consecutive months shall exceed 4.50%; or

(l) failure of the Originator or any Subsidiary of the Originator to pay when due any amounts due (beyond any applicable grace period) under any agreement to which any such Person is a party and under which any Indebtedness greater than $10,000,000, in the case of the Originator or any Subsidiary of the Originator is governed; or the default by the Originator or any Subsidiary of the Originator in the performance of any term, provision or condition contained in any agreement to which any such Person is a party and under which any Indebtedness owing by the Originator or any Subsidiary of the Originator greater than $10,000,000 was created or is governed, regardless of whether such event is an “event of default” or “default” under any such agreement if the effect of such default is to cause, or to permit the holder of such Indebtedness to cause, such Indebtedness to become due and payable prior to its stated maturity; or any Indebtedness owing by the Originator or any Subsidiary of the Originator greater than $10,000,000 shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof; or

(m) there shall have occurred any material adverse change in the operations of the Originator or in the ability of the Servicer to service and collect the Receivables since the end of the Originator’s or Servicer’s (as applicable) most recent fiscal quarter or any other event that causes a Material Adverse Effect shall have occurred; or

(n) there shall be a “change of control” with respect to the Originator (for the purposes of this clause only “change in control” means:

(i) the failure of Overnite Corporation to own, directly or indirectly and on a fully diluted basis, 100% of the outstanding shares of voting stock of the Originator, or

(ii) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 25% or more of the outstanding shares of voting stock of the Overnite Corporation); or

(o) any Person shall institute steps to terminate any Pension Plan if the assets of such Pension Plan are insufficient to satisfy all of its benefit liabilities (as determined under Title IV of ERISA), or a contribution failure occurs with respect to any Pension Plan which is sufficient to give rise to a lien under Section 302(f) of ERISA; or

(p) any material provision of this Agreement or any other Transaction Document to which the Originator is a party shall cease to be in full force and effect or the Originator shall so state in writing.

SECTION 8.2 Termination. Upon the occurrence of any Termination Event, the Agent may, or at the direction of the Majority Investors shall, by notice to the Originator and the Servicer, declare the Termination Date to have occurred; provided, however, that in the case of any event described in Section 8.1(d), 8.1(e), or 8.1(h), the Termination Date shall be deemed to have occurred automatically upon the occurrence of such event. Upon any such declaration or automatic occurrence, the Agent shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and other applicable laws, all of which rights shall be cumulative.

ARTICLE IX

INDEMNIFICATION; EXPENSES; RELATED MATTERS

SECTION 9.1 Indemnities by the Originator. Without limiting any other rights which the Indemnified Parties may have hereunder or under applicable Law, the Originator hereby agrees to indemnify the Investors, the Letter of Credit Bank, the Agent, the Administrator, the Program Support Providers and their respective officers, directors, employees, counsel and other agents (collectively, “Indemnified Parties”) from and against any and all damages, losses, claims, liabilities, costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them in any action or proceeding between the Originator (including, in its capacity as the Servicer or any Affiliate of the Originator acting as Servicer) and any of the Indemnified Parties or between any of the Indemnified Parties and any third party or otherwise arising out of or as a result of this Agreement, the other Transaction Documents, the ownership or maintenance, either directly or indirectly, by the Agent or any Investor of the Asset Interest or any of the other transactions contemplated hereby or thereby, excluding, however, (i) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party, as finally determined by a court of competent jurisdiction, or (ii) recourse (except as otherwise specifically provided in this Agreement) for uncollectible Receivables. Without limiting the generality of the foregoing, the Originator shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:

(a) any representation or warranty made by the Originator (including, the Originator or any of its Affiliates in the capacity as the Servicer) or any officers of the Originator (including, in its capacity as the Servicer or any Affiliate of the Originator acting as Servicer) under or in connection with this Agreement, the Receivable Purchase Agreement, any of the other Transaction Documents, any Servicer Report or any other information or report delivered by the Servicer pursuant hereto, or pursuant to any of the other Transaction Documents which shall have been incomplete, false or incorrect in any respect when made or deemed made;

(b) the failure by the Originator (including, in its capacity as the Servicer or any Affiliate of the Originator acting as Servicer) to comply with any applicable Law with respect to any Receivable or the related Contract, or the nonconformity of any Receivable or the related Contract with any such applicable Law;

(c) the failure (i) to vest and maintain vested in the Agent, on behalf of the Investors, a first priority, perfected ownership interest in the Asset Interest free and clear of any Adverse Claim or (ii) to create or maintain a valid and perfected first priority security interest in favor of the Agent, for the benefit of the Investors, in the Affected Assets, free and clear of any Adverse Claim;

(d) the failure to file, or any delay in filing, financing statements, continuation statements, or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any of the Affected Assets;

(e) any dispute, claim, offset or defense (other than discharge in bankruptcy) of the Obligor to the payment of any Receivable (including a defense based on such Receivable or the related Contract not being the legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services, or from any breach or alleged breach of any provision of the Receivables or the related Contracts restricting assignment of any Receivables;

(f) any failure of the Servicer to perform its duties or obligations in accordance with the provisions hereof;

(g) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with merchandise or services which are the subject of any Receivable;

(h) the transfer of an interest in any Receivable other than an Eligible Receivable;

(i) the failure by the Originator (individually or as Servicer) to comply with any term, provision or covenant contained in this Agreement or any of the other Transaction Documents to which it is a party or to perform any of its respective duties or obligations under the Receivables or related Contracts;

(j) the sum of the Net Investment plus the L/C Participation Amount plus the Required Reserves exceeding the sum of the Net Pool Balance plus the Cash Collateralization Amount at any time;

(k) the failure or the Originator to pay when due any sales taxes, excise or personal property taxes payable in connection with any of the Receivables;

(l) any repayment by any Indemnified Party of any amount previously distributed in reduction of Net Investment which such Indemnified Party believes in good faith is required to be made;

(m) the commingling by the Originator or the Servicer of Collections of Receivables at any time with any other funds;

(n) any investigation, litigation or proceeding related to this Agreement, any of the other Transaction Documents, the use of proceeds of Investments by the Originator, the ownership of the Asset Interest, or any Affected Asset;

(o) failure of any Blocked Account Bank to remit any amounts held in the Blocked Accounts or any related lock-boxes pursuant to the instructions of the Servicer, the Originator or the Agent (to the extent such Person is entitled to give such instructions in accordance with the terms hereof and of any applicable Blocked Account Agreement) whether by reason of the exercise of set-off rights or otherwise;

(p) any inability to obtain any judgment in or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of the Originator to qualify to do business or file any notice of business activity report or any similar report;

(q) any attempt by any Person to void, rescind or set-aside any transfer by the Originator to the Agent of any Receivable or Related Security under statutory provisions or common law or equitable action, including any provision of the Bankruptcy Code or other insolvency law;

(r) any action taken by the Originator or the Servicer (if the Originator or any Affiliate or designee of the Originator) in the enforcement or collection of any Receivable;

(s) the use of the proceeds of any Investment or Reinvestment; or

(t) the transactions contemplated by Section 2.1 hereof being characterized as other than a loan giving rise to Indebtedness of the Originator for the purposes of the Code.

SECTION 9.2 Indemnity for Taxes, Reserves and Expenses. (a) If after the Closing Date, the adoption of any Law or bank regulatory guideline or any amendment or change in the administration, interpretation or application of any existing or future Law or bank regulatory guideline by any Official Body charged with the administration, interpretation or application thereof, or the compliance with any directive of any Official Body (in the case of any bank regulatory guideline, whether or not having the force of Law):

(i) shall subject any Indemnified Party (or its applicable lending office) to any tax, duty or other charge (other than Excluded Taxes) with respect to this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Asset Interest, or payments of amounts due hereunder, or shall change the basis of taxation of payments to any Indemnified Party of amounts payable in respect of this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Asset Interest, or payments of amounts due hereunder or its obligation to advance funds hereunder, under a Program Support Agreement or the credit or liquidity support furnished by a Program Support Provider or otherwise in respect of this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Asset Interest (except for changes in the rate of corporate, franchise, net income or other income tax imposed on such Indemnified Party);

(ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including any such requirement imposed by the Board of Governors of the Federal Reserve System) against assets of, deposits with or for the account of, or credit extended by, any Indemnified Party or shall impose on any Indemnified Party or on the United States market for certificates of deposit or the London interbank market any other condition affecting this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Asset Interest, or payments of amounts due hereunder or its obligation to advance funds hereunder, under a Program Support Agreement or the credit or liquidity support provided by a Program Support Provider or otherwise in respect of this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Asset Interest; or

(iii) imposes upon any Indemnified Party any other condition or expense (including any loss of margin, reasonable attorneys’ fees and expenses, and expenses of litigation or preparation therefor in contesting any of the foregoing, but excluding any Taxes and Excluded Taxes) with respect to this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Asset Interest, or payments of amounts due hereunder or its obligation to advance funds hereunder under a Program Support Agreement or the credit or liquidity support furnished by a Program Support Provider or otherwise in respect of this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Asset Interests, and the result of any of the foregoing is to increase the cost to or to reduce the amount of any sum received or receivable by such Indemnified Party with respect to this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Asset Interest, the Receivables, the obligations hereunder, the funding of any purchases hereunder or a Program Support Agreement, by an amount deemed by such Indemnified Party to be material, then, within ten (10) days after demand by such Indemnified Party through the Agent, the Originator shall pay to the Agent, for the benefit of such Indemnified Party, such additional amount or amounts as will compensate such Indemnified Party for such increased cost or reduction; provided, that such Indemnified Party shall use such efforts as it deems appropriate to minimize such increase in cost.

(b) If any Indemnified Party shall have determined that after the date hereof, the adoption of any applicable Law or bank regulatory guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Official Body, or the implementation of any such change, or any request or directive regarding capital adequacy (in the case of any bank regulatory guideline, whether or not having the force of law) of any such Official Body, has or would have the effect of reducing the rate of return on capital of such Indemnified Party (or its parent) as a consequence of such Indemnified Party’s obligations hereunder or with respect hereto to a level below that which such Indemnified Party (or its parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Indemnified Party to be material, then from time to time, within ten (10) days after demand by such Indemnified Party through the Agent, the Originator shall pay to the Agent, for the benefit of such Indemnified Party, such additional amount or amounts as will compensate such Indemnified Party (or its parent) for such reduction. For avoidance of doubt, any interpretation of Accounting Research Bulletin No. 51 by the Financial Accounting Standards Board (including Interpretation No. 46: Consolidation of Variable Interest Entities) shall constitute an adoption, change, request or directive, and any implementation thereof shall be, subject to this Section 9.2(b).

(c) The Agent shall promptly notify the Originator of any event of which it has knowledge, occurring after the date hereof, which will entitle an Indemnified Party to compensation pursuant to this Section 9.2; provided that no failure to give or any delay in giving such notice shall affect the Indemnified Party’s right to receive such compensation. A notice by the Agent or the applicable Indemnified Party claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Agent or any applicable Indemnified Party may use any reasonable averaging and attributing methods.

(d) Anything in this Section 9.2 to the contrary notwithstanding, if the Conduit Investor enters into agreements for the acquisition of interests in receivables from one or more other Originators, the Conduit Investor shall allocate the liability for any amounts under this Section 9.2 which are in connection with a Program Support Agreement or the credit or liquidity support provided by a Program Support Provider (“Additional Costs”) to the Originator and each other Originator; provided, however, that if such Additional Costs are attributable to the Originator or the Servicer and not attributable to any other Originator, the Originator shall be solely liable for such Additional Costs or if such Additional Costs are attributable to other Originators and not attributable to the Originator or the Servicer, such other Originators shall be solely liable for such Additional Costs.

SECTION 9.3 Taxes.

(a) All payments and distributions made hereunder by the Originator or the Servicer (each, a “payor”) to any Investor or the Agent (each, a “recipient”) shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and any other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority on any recipient (or any assignee of such parties) but excluding Excluded Taxes (such non-excluded items being called “Taxes”). In the event that any withholding or deduction from any payment made by the payor hereunder is required in respect of any Taxes, then such payor shall:

(i) pay to the relevant authority the full amount required to be so withheld or deducted;

(ii) promptly forward to the Agent the original or a certified copy of an official receipt or other documentation reasonably satisfactory to the Agent evidencing such payment to such authority; and

(iii) pay to the recipient such additional amount or amounts as is necessary so that the amount actually received by the recipient will equal the full amount such recipient would have received had no such withholding or deduction been required.

(b) Moreover, if any Taxes are directly asserted against any recipient with respect to any payment received by such recipient hereunder, the recipient may pay such Taxes and the payor will promptly pay, after written demand therefor by the recipient, such additional amounts (including any penalties other than those arising from the gross negligence or willful misconduct of the Agent or the recipient, interest or expenses) as shall be necessary in order that the net amount received by the recipient after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such recipient would have received had such Taxes not been asserted. Any demand by a recipient under this Section 9.3(b) shall be made no later than 120 days after the earlier of: (1) the date on which the recipient pays such Taxes or (2) the date on which the relevant taxing authority makes written demand for payment of such Taxes by the recipient

(c) If the payor fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the recipient the required receipts or other required documentary evidence, the payor shall indemnify the recipient for any incremental Taxes, interest, or penalties other than those arising from the gross negligence or willful misconduct of the Agent or the recipient, that may become payable by any recipient as a result of any such failure.

(d) Any Agent, Investor or Letter of Credit Bank that is entitled to an exemption from or reduction of withholding tax (including backup withholding tax) under the law of the jurisdiction in which the Originator or Servicer is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Originator or Servicer, as appropriate (with a copy to the Agent), at the time or times prescribed by applicable law or taxing authority, such properly completed and executed documentation prescribed by applicable law or taxing authority or reasonably requested by the Originator or Servicer as will permit such payments to be made without withholding or at a reduced rate of withholding.

(e) If any Agent, Investor or Letter of Credit Bank receives a refund of, or receives an actual economic benefit from the utilization of any credit against, any Taxes (including, for purposes of this paragraph only, Excluded Taxes) in respect of any Taxes for which it has received an indemnity payment from (or an additional amount has been paid by) the Originator or Servicer, such Agent, Investor or Letter of Credit Bank shall within 60 days from the date of such receipt pay over, without duplication, the amount of such refund or benefit to the Originator or Servicer, as appropriate (but only to the extent of indemnity payments made or other amounts paid by the Originator or Servicer under this Section 9.3 with respect to such Taxes giving rise to such refund or credit, net of all reasonable out-of-pocket expenses of such Agent, Investor or Letter of Credit Bank and without interest (other than interest paid by the relevant taxing authority with respect to such refund)), provided that the Originator or Servicer (upon written request of such Agent, Investor or Letter of Credit Bank) agrees to repay the amount paid over to the Originator or Servicer (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such Agent, Investor or Letter of Credit Bank (i) in the event such Agent, Investor or Letter of Credit Bank is required to repay such refund to such taxing authority or (ii) in the event that an adjustment by such taxing authority or any change in such Agent’s, Investor’s or Letter of Credit Bank’s tax position or tax circumstances reduces the actual economic benefit from the utilization of such credit received by such Agent, Investor or Letter of Credit Bank, as the case may be. Nothing in this paragraph shall be construed to require the Agent or any Investor or Letter of Credit Bank to make available to the Originator or Servicer any tax return or other information that such Agent, Investor or Letter of Credit Bank deems to be confidential or proprietary. In addition, whether any Agent, Investor or Letter of Credit Bank has received a refund or utilized any credit described above, and the amount of any actual economic benefit received from any such utilization, shall be determined by such Agent, Investor or Letter of Credit Bank, as appropriate. The parties agree that, for purposes of determining whether any Agent, Investor or Letter of Credit Bank, as the case may be, has utilized any credit against Tax described in this paragraph, any provision of applicable law regarding the order or timing of utilization of credits against Tax shall be given effect and that, if any such provision of applicable law deems credits of any type or class to be utilized before or after credits of another type or class and any such type or class includes credits described in this paragraph, then any credits described in this paragraph will be deemed not to have been utilized until after all other credits of such type or class are utilized. For the avoidance of doubt, the parties agree that, to the extent utilization of any credit against Tax gives rise to both an actual economic benefit and a refund, this paragraph shall require such Agent, Investor or Letter of Credit Bank to pay over to the Originator or Servicer with respect to such utilization only the amount of such economic benefit, but not any other amount in respect of such refund.

SECTION 9.4 Other Costs and Expenses; Breakage Costs. (a) The Originator agrees, upon receipt of a written invoice, to pay or cause to be paid, and to save the Investors and the Agent harmless against liability for the payment of, all reasonable out-of-pocket expenses (including attorneys’, accountants’ and other third parties’ fees and expenses, any filing fees and expenses incurred by officers or employees of any Investor and/or the Agent) or intangible, documentary or recording taxes incurred by or on behalf of the any Investor or the Agent (i) in connection with the preparation, negotiation, execution and delivery of this Agreement, the other Transaction Documents and any documents or instruments delivered pursuant hereto and thereto and the transactions contemplated hereby or thereby (including the perfection or protection of the Asset Interest), and (ii) from time to time (A) relating to any amendments, waivers or consents under this Agreement and the other Transaction Documents, (B) arising in connection with any Investor’s or the Agent’s enforcement or preservation of rights

(including the perfection and protection of the Asset Interest under this Agreement), or (C) arising in connection with any audit, dispute, disagreement, litigation or preparation for litigation involving this Agreement or any of the other Transaction Documents (all of such amounts, collectively, “Transaction Costs”).

(b) The Originator shall pay the Agent for the account of the Investors and the Letter of Credit Bank, as applicable, on demand, such amount or amounts as shall compensate the Investors for any loss (including loss of profit), cost or expense incurred by the Investors (as reasonably determined by the Agent) as a result of any reduction of any Portion of Investment other than on the maturity date of the Commercial Paper (or other financing source) funding such Portion of Investment, such compensation to be (i) limited to an amount equal to any loss or expense suffered by the Investors and/or the Letter of Credit Bank during the period from the date of receipt of such repayment to (but excluding) the maturity date of such Commercial Paper (or other financing source) and (ii) net of the income, if any, received by the recipient of such reductions from investing the proceeds of such reductions of such Portion of Investment. The determination by the Agent of the amount of any such loss or expense shall be set forth in a written notice to the Originator in reasonable detail and shall be conclusive, absent manifest error.

SECTION 9.5 Reconveyance Under Certain Circumstances. The Originator agrees to accept the reconveyance from the Agent, on behalf of the Investors and the Letter of Credit Bank, of the Asset Interest if the Agent notifies Originator of a material breach of any representation or warranty made or deemed made pursuant to Article IV and the Originator shall fail to cure such breach within fifteen (15) days (or, in the case of the representations and warranties in Sections 4.1(d) and 4.1(k), three (3) days) of such notice. The reconveyance price shall be paid by the Originator to the Agent, for the account of the Investors and the Letter of Credit Bank, in immediately available funds on such 15th day (or 3rd day, if applicable) in an amount equal to (i) the Aggregate Unpaids and (ii) the aggregate undrawn face amount of all Letters of Credit, which shall be credited by the Agent to the Cash Collateralization Account.

SECTION 9.6 Indemnities by the Servicer. Without limiting any other rights which the Agent, the Letter of Credit Bank or the Investors or the other Indemnified Parties may have hereunder or under applicable law, the Servicer hereby agrees to indemnify the Indemnified Parties from and against any and all Indemnified Amounts arising out of or resulting from (whether directly or indirectly) (a) the failure of any information contained in any Servicer Report (to the extent provided by the Servicer) to be true and correct, or the failure of any other information provided to any Indemnified Party by, or on behalf of, the Servicer to be true and correct, (b) the failure of any representation, warranty or statement made or deemed made by the Servicer (or any of its officers) under or in connection with this Agreement to have been true and correct as of the date made or deemed made, (c) the failure by the Servicer to comply with any applicable Law with respect to any Receivable or the related Contract, (d) any dispute, claim, offset or defense of the Obligor to the payment of any Receivable resulting from or related to the collection activities in respect of such Receivable, or (e) any failure of the Servicer to perform its duties or obligations in accordance with the provisions hereof.

ARTICLE X

THE AGENT

SECTION 10.1 Appointment and Authorization of Agent. Each Investor and the Letter of Credit Bank hereby irrevocably appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Transaction Document and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and any other Transaction Document, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Transaction Document, the Agent shall not have any duties or responsibilities, except those expressly set forth in this Agreement, nor shall the Agent have or be deemed to have any fiduciary relationship with the Letter of Credit Bank or any Investor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 10.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Transaction Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

SECTION 10.3 Liability of Agent. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any Investor for any recital, statement, representation or warranty made by the Originator or the Servicer, or any officer thereof, contained in this Agreement or in any other Transaction Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Transaction Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Transaction Document, or for any failure of the Originator, the Servicer or any other party to any Transaction Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Investor to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Originator or the Servicer or any of their respective Affiliates.

SECTION 10.4 Reliance by Agent. (a) the Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Originator and the Servicer), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Majority Investors as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Investors against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the Majority Investors or, if required hereunder, all Investors and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Investors.

(b) For purposes of determining compliance with the conditions specified in Article V, on the Closing Date or the date of any Investment or Reinvestment each Investor that has executed this Agreement and the Letter of Credit Bank shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Investor for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Investor.

SECTION 10.5 Notice of Termination Event, Potential Termination Event or Servicer Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of a Potential Termination Event, a Termination Event or a Servicer Default, unless the Agent has received written notice from the Letter of Credit Bank or an Investor or the Originator referring to this Agreement, describing such Potential Termination Event, Termination Event or Servicer Default and stating that such notice is a “Notice of Termination Event or Potential Termination Event” or “Notice of Servicer Default,” as applicable. The Agent will notify the Investors of its receipt of any such notice. The Agent shall (subject to Section 10.4) take such action with respect to such Potential Termination Event, Termination Event or Servicer Default as may be requested by the Majority Investors, provided, however, that, unless and until the Agent shall have received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Termination Event, Termination Event or Servicer Default as it shall deem advisable or in the best interest of the Investors and the Letter of Credit Bank.

SECTION 10.6 Credit Decision; Disclosure of Information by the Agent. Each Investor and the Letter of Credit Bank acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Servicer, the Originator or any of their respective Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Investor as to any matter, including whether the Agent-Related Persons have disclosed material information in their possession. The Letter of Credit Bank and each Investor, including any Investor by assignment, represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Servicer, the Originator or their respective Affiliates, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Originator hereunder. Each Investor also represents that it shall, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Servicer or the Originator. Except for notices, reports and other documents expressly herein required to be furnished to the Investors by the Agent herein, the Agent shall not have any duty or responsibility to provide any Investor with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Servicer, the Originator or their respective Affiliates which may come into the possession of any of the Agent-Related Persons.

SECTION 10.7 Indemnification of the Agent. Whether or not the transactions contemplated hereby are consummated, the Alternate Investors and the Letter of Credit Bank shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Originator and without limiting the obligation of the Originator to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Amounts incurred by it; provided, however, that the Alternate Investors and the Letter of Credit Bank shall not be liable for the payment to any Agent-Related Person of any portion of such Indemnified Amounts resulting from such Person’s gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction; provided, however, that no action taken in accordance with the directions of the Majority Investors shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, the Letter of Credit Bank and each Alternate Investor shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney’s fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Transaction Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Originator. The undertaking in this Section shall survive payment on the Final Payout Date and the resignation or replacement of the Agent.

SECTION 10.8 Agent in Individual Capacity. Bank of America (and any successor acting as Agent) and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any of the Originator and the Servicer or any of their Subsidiaries or Affiliates as though Bank of America were not the Agent or an Alternate Investor or Letter of Credit Bank hereunder and without notice to or consent of the Investors. The Investors acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding the Originator, the Servicer or their respective Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Commitment, Bank of America (and any successor acting as Agent) in its capacity as an Alternate Investor or as Letter of Credit Bank hereunder shall have the same rights and powers under this Agreement as any other Alternate Investor or as Letter of Credit Bank and may exercise the same as though it were not the Agent or an Alternate Investor or Letter of Credit Bank, and the term “Alternate Investor” or “Alternate Investors” and “Letter of Credit Bank” shall, unless the context otherwise indicates, include the Agent in its individual capacity.

SECTION 10.9 Resignation of Agent. The Agent may resign as Agent upon thirty (30) days’ notice to the Investors and the Letter of Credit Bank. If the Agent resigns under this Agreement, the Majority Investors shall appoint from among the Alternate Investors a successor agent for the Investors and Letter of Credit Bank. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Investors a successor agent from among the Alternate Investors or the Letter of Credit Bank. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 10.9 and Sections 10.3 and 10.7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Alternate Investors shall perform all of the duties of the Agent hereunder until such time, if any, as the Majority Investors appoint a successor agent as provided for above.

SECTION 10.10 Payments by the Agent. Unless specifically allocated to an Alternate Investor pursuant to the terms of this Agreement, all amounts received by the Agent on behalf of the Alternate Investors shall be paid by the Agent to the Alternate Investors (at their respective accounts specified in their respective Assignment and Assumption Agreements) pro rata in accordance with their respective outstanding funded portions of the Net Investment on the Business Day received by the Agent, unless such amounts are received after 12:00 noon on such Business Day, in which case the Agent shall use its reasonable efforts to pay such amounts to the Alternate Investors on such

Business Day, but, in any event, shall pay such amounts to the Alternate Investors not later than the following Business Day.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1 Term of Agreement. This Agreement shall terminate on the Final Payout Date; provided, however, that (i) the rights and remedies of the Agent, the Investors, the Letter of Credit Bank and the Administrator with respect to any representation and warranty made or deemed to be made by the Originator pursuant to this Agreement, (ii) the indemnification and payment provisions of Article IX, (iii) the provisions of Section 10.7 and (iv) the agreements set forth in Sections 11.11 and 11.12, shall be continuing and shall survive any termination of this Agreement.

SECTION 11.2 Waivers; Amendments. (a) No failure or delay on the part of the Agent, the Investors, the Letter of Credit Bank, the Administrator or any Alternate Investor in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law.

(b) Any provision of this Agreement or any other Transaction Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Originator, the Servicer, the Conduit Investor and the Majority Investors (and, if Article X or the rights or duties of the Agent are affected thereby, by the Agent); provided that no such amendment or waiver shall, unless signed by the Letter of Credit Bank and each Alternate Investor in each case directly affected thereby, (i) increase the Commitment of an Alternate Investor or the Letter of Credit Commitment, (ii) reduce the Net Investment or rate of Yield to accrue thereon or any fees or other amounts payable hereunder, (iii) postpone any date fixed for the payment of any scheduled distribution in respect of the Net Investment or Yield with respect thereto or any fees or other amounts payable hereunder or for termination of any Commitment, (iv) change the percentage of the Commitments of Alternate Investors which shall be required for the Alternate Investors or any of them to take any action under this Section or any other provision of this Agreement (or change the definition of “Majority Investors”), (v) release all or substantially all of the property with respect to which a security or ownership interest therein has been granted hereunder to the Agent or the Alternate Investors or the Letter of Credit Bank or (vi) extend or permit the extension of the Commitment Termination Date (it being understood that a waiver of a Termination Event shall not constitute an extension or increase in the Commitment of any Alternate Investor or of the Letter of Credit Commitment); and provided, further, that the signature of the Originator shall not be required for the effectiveness of any amendment which modifies the representations, warranties, covenants or responsibilities of the Servicer at any time when the Servicer is not the Originator or any Affiliate of the Originator or a successor Servicer is designated by the Agent pursuant to Section 7.1. In the event the Agent requests an Investor’s consent pursuant to the foregoing provisions and the Agent does not receive a consent (either positive or negative) from the such Investor within ten (10) Business Days of such Investor’s receipt of such request, then such Investor (and its percentage interest hereunder) shall be disregarded in determining whether the Agent shall have obtained sufficient consent hereunder.

SECTION 11.3 Notices; Payment Information. Except as provided below, all communications and notices provided for hereunder shall be in writing (including facsimile or electronic transmission or similar writing) and shall be given to the other party at its address or facsimile number set forth in Schedule 11.3 or at such other address or facsimile number as such party may hereafter specify for the purposes of notice to such party. Each such notice or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 11.3 and confirmation is received, (ii) if given by mail, three (3) Business Days following such posting, if postage prepaid, and if sent via U.S. certified or registered mail, (iii) if given by overnight courier, one (1) Business Day after deposit thereof with a national overnight courier service, or (iv) if given by any other means, when received at the address specified in this Section 11.3, provided that an Investment Request shall only be effective upon receipt by the Agent. However, anything in this Section 11.3 to the contrary notwithstanding, the Originator hereby authorizes the Agent to make investments in Permitted Investments and to make Investments based on telephonic notices made by any Person which the Agent in good faith believes to be acting on behalf of the Originator. The Originator agrees to deliver promptly to the Agent a written confirmation of each telephonic notice signed by an authorized officer of Originator. However, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs in any material respect from the action taken by the Agent, the records of the Agent shall govern.

SECTION 11.4 Governing Law; Submission to Jurisdiction; Appointment of Service Agent.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO THE CONFLICTS OF LAW PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW). EACH OF THE ORIGINATOR AND THE SERVICER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH OF THE SERVICER AND THE ORIGINATOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN

BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS SECTION 11.4 SHALL AFFECT THE RIGHT OF THE INVESTORS TO BRING ANY ACTION OR PROCEEDING AGAINST ANY OF THE ORIGINATOR OR THE SERVICER OR ANY OF THEIR RESPECTIVE PROPERTY IN THE COURTS OF OTHER JURISDICTIONS.

(b) EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG ANY OF THEM ARISING OUT OF, CONNECTED WITH, RELATING TO OR INCIDENTAL TO THE RELATIONSHIP BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

(c) The Servicer and the Originator each hereby irrevocably consent to service of process in the manner provided for notices in Schedule 11.3 in any action arising out of or based upon this Agreement, the other Transaction Documents to which such Person is a party or the transactions contemplated hereby or thereby that may be instituted in the United States District Court for the Southern District of New York and of any New York State court sitting in The City of New York by any Investor, the Agent, the Letter of Credit Bank, the Administrator or any successor or assignee of any of them. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 11.5 Integration. This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire Agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

SECTION 11.6 Severability of Provisions. If any one or more of the provisions of this Agreement shall for any reason whatsoever be held invalid, then such provisions shall be deemed severable from the remaining provisions of this Agreement and shall in no way affect the validity or enforceability of such other provisions.

SECTION 11.7 Counterparts; Facsimile Delivery. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Delivery by facsimile of an executed signature page of this Agreement shall be effective as delivery of an executed counterpart hereof.

SECTION 11.8 Successors and Assigns; Binding Effect. (a) This Agreement shall be binding on the parties hereto and their respective successors and assigns; provided, however, that neither the Servicer nor the Originator may assign any of its rights or delegate any of its duties hereunder or under any of the other Transaction Documents to which it is a party without the prior written consent of the Agent. Except as provided in clause (b) below, no provision of this Agreement shall in any manner restrict the ability of any Investor to assign, participate, grant security interests in, or otherwise transfer any portion of the Asset Interest.

(b) Any Alternate Investor may assign all or any portion of its Commitment and its interest in the Net Investment, the Asset Interest and its other rights and obligations hereunder as an Alternate Investor to any Person with the written approval of the Administrator, on behalf of the Conduit Investor, and the Agent. In connection with any such assignment, the assignor shall deliver to the assignee(s) an Assignment and Assumption Agreement, duly executed, assigning to such assignee a pro rata interest in such assignor’s Commitment and other obligations hereunder as an Alternate Investor and in the Net Investment (to the extent held as an Alternate Investor), the Asset Interest and other rights hereunder, and such assignor shall promptly execute and deliver all further instruments and documents, and take all further action, that the assignee may reasonably request, in order to protect, or more fully evidence the assignee’s right, title and interest in and to such interest and to enable the Agent, on behalf of such assignee, to exercise or enforce any rights hereunder and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party. Upon any such assignment, (i) the assignee shall have all of the rights and obligations of the assignor as an Alternate Investor hereunder and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party with respect to such assignor’s Commitment and interest in the Net Investment and the Asset Interest (each to the extent held as an Alternate Investor) for all purposes of this Agreement and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party, and (ii) the assignor shall have no further obligations with respect to the portion of its Commitment which has been assigned and shall relinquish its rights with respect to the portion of its interest in the Net Investment and the Asset Interest (each to the extent held as an Alternate Investor) which has been assigned for all purposes of this Agreement and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party. No such assignment shall be effective unless a fully executed copy of the related Assignment and Assumption Agreement shall be delivered to the Agent and the Originator. In addition, the assignee, if it shall not be an Investor, shall deliver to the Agent, the Originator and the Servicer all applicable tax documentation (whether pursuant to Section 9.3(d) or otherwise reasonably requested by the Agent, the Originator or the Servicer). All costs and expenses of the Agent incurred in connection with any assignment hereunder shall be borne by the assignee. No Alternate Investor shall assign any portion of its Commitment hereunder without also simultaneously assigning an equal portion of its interest in the Program Support Agreement to which it is a party or under which it has acquired a participation.

(c) By executing and delivering an Assignment and Assumption Agreement, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Assumption Agreement, the assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value or this Agreement, the other Transaction Documents or any such other instrument or document; (ii) the assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Originator or the Servicer or the performance or observance by the Originator or the Servicer of any of their respective obligations under this Agreement, the other Transaction Documents or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, each other Transaction Document and such other instruments, documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption Agreement and to purchase such interest; (iv) such assignee will, independently and without reliance upon the Agent, or any of its Affiliates, or the assignor and based on such agreements, documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Transaction Documents; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement, the other Transaction Documents and any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto and to enforce its respective rights and interests in and under this Agreement, the other Transaction Documents and the Affected Assets; (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Transaction Documents are required to be performed by it as the assignee of the assignor (as an Alternate Investor); and (vii) such assignee agrees that it will not institute against the Conduit Investor any proceeding of the type referred to in Section 11.11 prior to the date which is one year and one day after the payment in full of all Commercial Paper issued by the Conduit Investor.

(d) Without limiting the foregoing, the Conduit Investor may, from time to time, with prior or concurrent notice to Originator and Servicer, in one transaction or a series of transactions, assign all or a portion of the Net Investment and its rights and obligations under this Agreement and any other Transaction Documents to which it is a party to a Conduit Assignee. Upon and to the extent of such assignment by the Conduit Investor to a Conduit Assignee, (i) such Conduit Assignee shall be the owner of the assigned portion of the Net Investment, (ii) the related administrator for such Conduit Assignee will act as the Administrator for such Conduit Assignee, with all corresponding rights and powers, express or implied, granted to the Administrator hereunder or under the other Transaction Documents, (iii) such Conduit Assignee (and any related commercial paper issuer, if such Conduit Assignee does not itself issue commercial paper) and their respective liquidity support provider(s) and credit support provider(s) and other related parties shall have the benefit of all the rights and protections provided to the Conduit Investor and its Program Support Provider(s) herein and in the other Transaction Documents (including any limitation on recourse against such Conduit Assignee or related parties, any agreement not to file or join in the filing of a petition to commence an insolvency proceeding against such Conduit Assignee, and the right to assign to another Conduit Assignee as provided in this paragraph), (iv) such Conduit Assignee shall assume all (or the assigned or assumed portion) of the Conduit Investor’s obligations, if any, hereunder or any other Transaction Document, and the Conduit Investor shall be released from such obligations, in each case to the extent of such assignment, and the obligations of the Conduit Investor and such Conduit Assignee shall be several and not joint, (v) all distributions in respect of the Net Investment shall be made to the applicable agent or Administrator, as applicable, on behalf of the Conduit Investor and such Conduit Assignee on a pro rata basis according to their respective interests, (vi) the definition of the term “CP Rate” with respect to the portion of the Net Investment funded with commercial paper issued by the Conduit Investor from time to time shall be determined in the manner set forth in the definition of “CP Rate” applicable to the Conduit Investor on the basis of the interest rate or discount applicable to commercial paper issued by such Conduit Assignee (or the related commercial paper issuer, if such Conduit Assignee does not itself issue commercial paper) rather than the Conduit Investor, (vii) the defined terms and other terms and provisions of this Agreement and the other Transaction Documents shall be interpreted in accordance with the foregoing, (viii) the Conduit Assignee, if it shall not be an Investor, shall deliver to the Agent, the Originator and the Servicer all applicable tax documentation (whether pursuant to Section 9.3(d) or otherwise reasonably requested by the Agent, the Originator or the Servicer) and (ix) if requested by the Agent or Administrator with respect to the Conduit Assignee, the parties will execute and deliver such further agreements and documents and take such other actions as the Agent or such Administrator may reasonably request to evidence and give effect to the foregoing. No assignment by the Conduit Investor to a Conduit Assignee of all or any portion of the Net Investment shall in any way diminish the related Alternate Investors’ obligation under Section 2.3 to fund any Investment not funded by the Conduit Investor or such Conduit Assignee or to acquire from the Conduit Investor or such Conduit Assignee all or any portion of the Net Investment pursuant to Section 3.1.

(e) In the event that the Conduit Investor makes an assignment to a Conduit Assignee in accordance with clause (d) above, the Alternate Investors: (i) if requested by Bank of America, shall terminate their participation in the applicable Program Support Agreement to the extent of such assignment, (ii) if requested by Bank of America, shall execute (either directly or through a participation agreement, as determined by the Administrator) the program support agreement related to such Conduit Assignee, to the extent of such assignment, the terms of which shall be substantially similar to those of the participation or other agreement entered into by such Alternate Investor with respect to the applicable Program Support Agreement (or which shall be otherwise reasonably satisfactory to Bank of America and the Alternate Investors), (iii) if requested by the Conduit Investor, shall enter into such agreements as requested by the Conduit Investor pursuant to which they shall be obligated to provide funding to the Conduit Assignee on substantially the same terms and conditions as is provided for in this Agreement in respect of the Conduit Investor (or which agreements shall be otherwise reasonably satisfactory to the Conduit Investor and the Alternate Investors), and (iv) shall take such actions as the Agent shall reasonably request in connection therewith.

(f) Each of the Servicer and the Originator hereby agrees and consents to the assignment by the Conduit Investor from time to time of all or any part of its rights under, interest in and title to this Agreement and the Asset Interest to any Program Support Provider.

SECTION 11.9 Waiver of Confidentiality. Each of the Servicer and the Originator hereby consents to the disclosure of any non-public information with respect to it received by the Agent, any Investor or the Administrator to any other Investor or potential Investor, the Agent, any nationally recognized statistical rating organization rating the Conduit Investor’s Commercial Paper, any dealer or placement agent of or depositary for the Conduit Investor’s Commercial Paper, the Administrator, any Program Support Provider or any of such Person’s counsel or accountants in relation to this Agreement or any other Transaction Document, provided, that such parties are informed of the highly confidential nature of such information.

SECTION 11.10 Confidentiality Agreement. Each of the Servicer and the Originator hereby agrees that it will not disclose the contents of this Agreement or any other Transaction Document or any other proprietary or confidential information of or with respect to any Investor, the Agent, the Administrator or any Program Support Provider to any other Person except (a) its auditors and attorneys, employees or financial advisors (other than any commercial bank) and any nationally recognized statistical rating organization, provided such auditors, attorneys, employees, financial advisors or rating agencies are informed of the highly confidential nature of such information, or (b) as otherwise required by applicable law, regulation or order of a court of competent jurisdiction.

SECTION 11.11 No Bankruptcy Petition Against the Conduit Investor. Each of the Servicer and the Originator hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all outstanding Commercial Paper or other rated indebtedness of the Conduit Investor (or its related commercial paper issuer), it will not institute against, or join any other Person in instituting against, the Conduit Investor any proceeding of a type referred to in the definition of Event of Bankruptcy.

SECTION 11.12 No Recourse Against Conduit Investor. Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Conduit Investor under this Agreement and all other Transaction Documents are solely the corporate obligations of the Conduit Investor and shall be payable solely to the extent of funds received from the Originator in accordance herewith or from any party to any Transaction Document in accordance with the terms thereof in excess of funds necessary to pay matured and maturing Commercial Paper. No recourse under any obligation, covenant or agreement of the Conduit Investor contained in this Agreement shall be had against AMACAR Group, L.L.C. (the “Corporate Services Provider”) (or any Affiliate thereof), or any stockholder, member, employee, officer, director or incorporator or trustee of the Conduit Investor or beneficial owner of any of them, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of the Conduit Investor, and that no personal liability whatsoever shall attach to or be incurred by the Corporate Services Provider (or any Affiliate thereof), or any stockholder, member, employee, officer, director or incorporator or trustee of the Conduit Investor or beneficial owner of any of them, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of the Conduit Investor contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by the Conduit Investor of any of such obligations, covenants or agreements, either at common law or at equity, or by statute or constitution, of the Corporate Services Provider (or any Affiliate thereof) and every such stockholder, member, employee, officer, director or incorporator or trustee of the Conduit Investor or beneficial owner of any of them is hereby expressly waived as a condition of and consideration for the execution of this Agreement; provided, however, that the Conduit Investor shall be considered to be an Affiliate of the Corporate Services Provider; and provided, further, that this Section 11.12 shall not relieve any such stockholder, member, employee, officer, director or incorporator or trustee of the Conduit Investor or beneficial owner of any of them of any liability it might otherwise have for its own intentional misrepresentation or willful misconduct.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

YC SUSI TRUST, as Conduit Investor

by: Bank of America, National Association, as Administrative Trustee

By:
Name:___________________________________
Title:____________________________________

OVERNITE TRANSPORTATION COMPANY, individually and as Servicer

By:
Name:___________________________________
Title:____________________________________

Commitment*	BANK OF AMERICA, NATIONAL ASSOCIATION,
$102,000,000	as Agent, as Administrator and as the Alternate Investor

By:
Name:___________________________________________
Title:____________________________________________

Letter of Credit
Commitment	BANK OF AMERICA, NATIONAL ASSOCIATION,
$102,000,000	as Letter of Credit Bank

By:
Name:___________________________________________
Title:____________________________________________

*	Face amount (drawn and undrawn) of Letters of Credit issued by Bank of America as Letter of Credit Bank reduce, pro tanto, the Commitment.

SCHEDULE I

Section 2.4 of this Agreement shall be read in its entirety as follows:

SECTION 2.4 Determination of Yield and Rate Periods. (a) From time to time, for purposes of determining the Rate Periods applicable to the different portions of the Net Investment and of calculating Yield with respect thereto, the Agent shall allocate the Net Investment to one or more tranches (each a “Portion of Investment”). At any time, each Portion of Investment shall have only Rate Period and one Rate Type. In addition, at any time when the Net Investment is not divided into more than one portion, “Portion of Investment” means 100% of the Net Investment.

(b) From time to time the Agent shall notify the Servicer of the number of Portions of Investment and the Rate Type of each Portion of Investment.

(c) As used in this Section 2.4, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Alternate Rate” means, for any Rate Period for any of Investment, an interest rate per annum equal to the greater of (i) 1.25% per annum and (ii) 12.5 bps (12.5 hundreths of a percent) per annum above the then current fully-drawn borrowing spread or margin (including the effect of any facility and/or utilization fees) under Overnite Corporation’s multi-year revolving credit facility in either case above the Offshore Rate for such Rate Period; provided, however, that in the case of:

(i) any Rate Period which commences on a date other than a date Settlement Date or which commences prior to the Agent receiving at least three (3) Business Days notice thereof, or

(ii) any Rate Period relating to a Portion of Investment which is less than $5,000,000,

the “Alternate Rate” for each such Rate Period shall be an interest rate per annum equal to the Base Rate in effect on each day of such Rate Period. The “Alternate Rate” for any date on or after the declaration or automatic occurrence of Termination Date pursuant to Section 8.2 shall be an interest rate equal to 2.00% per annum above the Base Rate in effect on such day.

“Base Rate” means, for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate for such day, plus 1.50% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Agent as its “prime rate”. The “prime rate” is a rate set by the Agent based upon various factors including the Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the prime rate announced by the Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

Schedule I-1

“CP Rate” means, for any Rate Period for any Portion of Investment, the per annum rate equivalent to the weighted average cost (as determined by the Administrator and which shall include, to the extent not otherwise paid in accordance with the Fee Letter, commissions of placement agents and dealers, incremental carrying costs incurred with respect to Commercial Paper maturing on dates other than those on which corresponding funds are received by the Conduit Investor, other borrowings by the Conduit Investor (other than under any Program Support Agreement) and any other costs associated with the issuance of Commercial Paper) of or related to the issuance of Commercial Paper that are allocated, in whole or in part, by the Conduit Investor or the Administrator to fund or maintain such Portion of Investment (and which may be also allocated in part to the funding of other assets of the Conduit Investor); provided, however, that if any component of such rate is a discount rate, in calculating the “CP Rate” for such Portion of Investment for such Rate Period, the Conduit Investor shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Agent on such day on such transactions as determined by it.

“Fluctuation Factor” means 1.5.

“Offshore Rate” means for any Rate Period, a rate per annum determined by the Agent pursuant to the following formula:

Offshore Rate =	Offshore Base Rate
1.00 - Eurodollar Reserve Percentage

Where,

“Offshore Base Rate” means, for such Rate Period:

(a) the rate per annum (carried out to the fifth decimal place) equal to the rate determined by the Agent to be the offered rate that appears on the page of the Telerate Screen that displays an average British Bankers Association Interest Settlement Rate (such page currently being page number 3750) for deposits in Dollars (for delivery on the first day of such Rate Period) with a term equivalent to such Rate Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Rate Period, or

Schedule I-2

(b) in the event the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum (carried to the fifth decimal place) equal to the rate determined by the Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Rate Period) with a term equivalent to such Rate Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Rate Period, or

(c) in the event the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by the Agent as the rate of interest at which Dollar deposits (for delivery on the first day of such Rate Period) in same day funds in the approximate amount of the applicable Portion of Investment to be funded by reference to the Offshore Rate and with a term equivalent to such Rate Period would be offered by its London Branch to major banks in the offshore dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Rate Period; and

“Eurodollar Reserve Percentage” means, for any day during any Rate Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day, whether or not applicable to any Investor, under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “eurocurrency liabilities”). The Offshore Rate shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Rate Period” means, unless otherwise mutually agreed by the Agent and the Originator, (a) with respect to any Portion of Investment funded by the issuance of Commercial Paper, (i) initially the period commencing on (and including) the date of the initial purchase or funding of such Portion of Investment and ending on (and including) the last day of the current calendar month, and (ii) thereafter, each period commencing on (and including) the first day after the last day of the immediately preceding Rate Period for such Portion of Investment and ending on (and including) the last day of the current calendar month; and (b) with respect to any Portion of Investment not funded by the issuance of Commercial Paper, (i) initially the period commencing on (and including) the date of the initial purchase or funding of such Portion of Investment and ending on (but excluding) the next following Settlement Date, and (ii) thereafter, each period commencing on (and including) a Settlement Date and ending on (but excluding) the next following Settlement Date; provided, that

(A) any Rate Period with respect to any Portion of Investment (other than any Portion of Investment accruing Yield at the CP Rate) which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; provided, however, if Yield in respect of such Rate Period is computed by reference to the Offshore Rate, and such Rate Period

Schedule I-3

would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Rate Period shall end on the next preceding Business Day;

(B) in the case of any Rate Period for any Portion of Investment which commences before the Termination Date and would otherwise end on a date occurring after the Termination Date, such Rate Period shall end on such Termination Date and the duration of each Rate Period which commences on or after the Termination Date shall be of such duration as shall be selected by the Agent; and

(C) any Rate Period in respect of which Yield is computed by reference to the CP Rate may be terminated at the election of, and upon notice thereof to the Originator by, the Agent any time, in which case the Portion of Investment allocated to such terminated Rate Period shall be allocated to a new Rate Period commencing on (and including) the date of such termination and ending on (but excluding) the next following Settlement Date, and shall accrue Yield at the Alternate Rate.

“Rate Type” means the Offshore Rate, the Base Rate or the CP Rate.

“Yield” means:

(i) for any Portion of Investment during any Rate Period to the extent the Conduit Investor funds such Portion of Investment through the issuance of Commercial Paper (directly or indirectly through a related commercial paper issuer),

CPR x I x	D
360

(ii) for any Portion of Investment funded by the Alternate Investors and for any Portion of Investment to the extent the Conduit Investor will not be funding such Portion of Investment through the issuance of Commercial Paper (directly or indirectly through a related commercial paper issuer),

D
AR x I x	360

(iii) for the initial rate period funded by the Alternate Investor or by the Conduit Investor other than by issuing commercial paper or at any time when the offshore rate is unavailable or cannot be determined, the Bank of America “prime” or “base” rate, (or, if higher, the Federal Funds Rate plus 1.50%),

(iv) any Portion of Investment funded by the Letter of Credit Bank, the Base Rate plus 2.00%.

Schedule I-4

where:

AR	=	the Alternate Rate for such Portion of Investment for such Rate Period,

CPR	=	the CP Rate for such Portion of Investment for such Rate Period (as determined by the Administrator on or prior to the fifth Business Day of the calendar month next following such Rate Period),

D	=	the actual number of days during such Rate Period, and

I	=	the weighted average of such Portion of Investment during such Rate Period

; provided that no provision of the Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable law; and provided, further, that at all times after the declaration or automatic occurrence of the Termination Date pursuant to Section 8.2, Yield for all Portions of Investment shall be determined as provided in clause (ii) of this definition.

(d) Offshore Rate Protection; Illegality. (i) If the Agent is unable to obtain on a timely basis the information necessary to determine the Offshore Rate for any proposed Rate Period, then

(A) the Agent shall forthwith notify the Conduit Investor, Alternate Investors or Letter of Credit Bank, as applicable, and the Originator that the Offshore Rate cannot be determined for such Rate Period, and

(B) while such circumstances exist, none of the Conduit Investor, the Alternate Investors or the Agent shall allocate any Portions of Investment with respect to Investments made during such period or reallocate any Portions of Investment allocated to any then existing Rate Period ending during such period, to a Rate Period with respect to which Yield is calculated by reference to the Offshore Rate.

(ii) If, with respect to any outstanding Rate Period, the Conduit Investor or any of the Alternate Investors on behalf of which the Agent holds any Portion of Investment notifies the Agent that it is unable to obtain matching deposits in the London interbank market to fund its purchase or maintenance of such Portion of Investment or that the Offshore Rate applicable to such Portion of Investment will not adequately and fairly reflect the cost to the Person of funding or maintaining such Portion of Investment for such Rate Period, then (A) the Agent shall forthwith so notify the Originator and the Investors and (B) upon such notice and thereafter while such circumstances exist none of the Agent, the Conduit Investor or the Alternate Investors, as applicable, shall allocate any other

Schedule I-5

Portions of Investment with respect to Investments made during such period or reallocate any Portion of Investment allocated to any Rate Period ending during such period, to a Rate Period with respect to which Yield is calculated by reference to the Offshore Rate.

(iii) Notwithstanding any other provision of this Agreement, if the Conduit Investor or any of the Alternate Investors, as applicable, shall notify the Agent that such Person has determined (or has been notified by any Program Support Provider) that the introduction of or any change in or in the interpretation of any Law makes it unlawful (either for the Conduit Investor, such Alternate Investor or such Program Support Provider, as applicable), or any central bank or other Official Body asserts that it is unlawful, for the Conduit Investor, such Alternate Investor or such Program Support Provider, as applicable, to fund the purchases or maintenance of any Portion of Investment accruing Yield calculated by reference to the Offshore Rate, then (A) as of the effective date of such notice from such Person to the Agent, the obligation or ability of the Conduit Investor or such Alternate Investor, as applicable, to fund the making or maintenance of any Portion of Investment accruing Yield calculated by reference to the Offshore Rate shall be suspended until such Person notifies the Agent that the circumstances causing such suspension no longer exist and (B) each Portion of Investment made or maintained by such Person shall either (1) if such Person may lawfully continue to maintain such Portion of Investment accruing Yield calculated by reference to the Offshore Rate until the last day of the applicable Rate Period, be reallocated on the last day of such Rate Period to another Rate Period and shall accrue Yield calculated by reference to the Base Rate, or (2) if such Person shall determine that it may not lawfully continue to maintain such Portion of Investment accruing Yield calculated by reference to the Offshore Rate until the end of the applicable Rate Period, such Person’s share of such Portion of Investment allocated to such Rate Period shall be deemed to accrue Yield at the Base Rate from the effective date of such notice until the end of such Rate Period.

Schedule I-6

SCHEDULE II

Calculation of Required Reserves

“Required Reserves” at any time means the sum of (a) the Yield Factor, plus (b) the Servicing Fee Reserve, plus (c) the greater of (i) the sum of the Default Reserve and the Dilution Reserve and (ii) the Minimum Reserve, each as in effect at such time.

“Average Maturity” means, on any day, 38 days, which number may be changed from time to time at the request of the Servicer with the prior written consent of the Agent.

“Calculation Period” means the period from the Closing Date until the first day on which a Servicer Report is required to be delivered and each subsequent period from a day on which a Servicer Report is required to be delivered until the next date on which a Servicer Report is required to be delivered.

“Concentration Limit” for any Obligor of any Receivable at any time means the greater of (a) the Special Concentration Limit, if any, for such Obligor and (b) 2.5% of the aggregate Unpaid Balance of all Eligible Receivables at such time.

“Default Ratio” for any Calculation Period means the quotient, calculated as of a Month End Date and expressed as a percentage, of (a) the sum of the aggregate initial Unpaid Balance of all Receivables as to which, as of such Month End Date, any payment, or any part thereof, remained unpaid 181 days or more, but not more than 210 days, from the original ship date thereof plus (without duplication) the aggregate initial Unpaid Balance of all Receivables which have been written off, divided by (b) the aggregate initial Unpaid Balance of Receivables which arose during the calendar month ending six months before such Month End Date.

“Default Reserve” on any day during a Calculation Period means an amount equal to the product of (a) the Net Pool Balance on such day, times (b) the Default Reserve Percentage for such Calculation Period.

“Default Reserve Percentage” for any Calculation Period means the product of (a) 2.25, times (b) the Loss Ratio for such Calculation Period, times (c) the Loss Horizon Ratio for such Calculation Period.

“Dilution” means on any date an amount equal to the sum, without duplication, of the aggregate reduction effected on such day in the Unpaid Balances of the Receivables attributable to any non-cash items including credits, rebates, billing errors, sales or similar taxes, cash discounts, volume discounts, allowances, disputes (it being understood that a Receivable is “subject to dispute” only if and to the extent that, in the reasonable good faith judgment of the Originator (which shall be exercised in the ordinary course of business) the Obligor’s obligation in respect of such Receivable is reduced on account of any performance failure on the part of the Originator), set-offs, counterclaims, chargebacks, returned or repossessed goods, sales and marketing discounts, warranties,

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any unapplied credit memos and other adjustments that are made in respect of Obligors; provided, that writeoffs related to an Obligor’s bad credit shall not constitute Dilution.

“Dilution Horizon Ratio” for any Calculation Period means the quotient, expressed as a percentage, of (a) the aggregate initial Unpaid Balance of Receivables which arose during the one-month period ending on the most recent Month End Date, divided by (b) the aggregate initial Unpaid Balance of Eligible Receivables at the most recent Month End Date.

“Dilution Ratio” for any Calculation Period means the ratio (expressed as a percentage) computed as of the Month End Date next preceding the first day of such Calculation Period by dividing (a) the aggregate Dilution incurred during such month, by (b) the aggregate amount of sales by Originator giving rise to Receivables in the month that occurs one month prior to the month of determination.

“Dilution Reserve” means at any time during a Calculation Period an amount equal to (a) the Net Pool Balance at such time, times (b) the Dilution Reserve Percentage for such Calculation Period.

“Dilution Reserve Percentage” for any Calculation Period means the product of:

[(2.25 x EDP) + ((DS - EDP) x DS / EDP)] x DHR

Where

DS	=	Dilution Spike for such Calculation Period;

EDP	=	Expected Dilution Percentage for such Calculation Period; and

DHR	=	Dilution Horizon Ratio for such Calculation Period.

“Dilution Spike” for any Calculation Period means the highest Dilution Ratio for the twelve months ending on the Month End Date next preceding the first day of such Calculation Period.

“Expected Dilution Percentage” for any Calculation Period means the average of the Dilution Ratios for the twelve months ending on the Month End Date next preceding the first day of such Calculation Period.

“Liquidation Servicing Fee” at any time means an amount equal to the product of:

(a) the greater of (i) the sum of the Net Investment plus the L/C Participation Amount, each at such time and (ii) $25,000,000, times

(b) the percentage per annum set forth in the definition of the “Servicing Fee”, times

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(c) a fraction, the numerator of which is the Average Maturity of the Receivables and the denominator of which is 360.

“Liquidation Yield” at any time means an amount equal to the product of (a) the sum of the Net Investment and the L/C Participation Amount at such time, times (b) the sum of (i) the Alternate Rate for a hypothetical Portion of Investment equal to the Net Investment plus the L/C Participation Amount and for a Rate Period of one month deemed to commence at such time, plus (ii) 1.00%, times (c) a fraction, the numerator of which is the Average Maturity of the Receivables and the denominator of which is 360.

“Loss Horizon Ratio” for any Calculation Period means the quotient, expressed as a percentage, of (a) the aggregate initial Unpaid Balance of Receivables which arose during the period ending on the most recent Month End Date equal to four months, divided by (b) the aggregate initial Unpaid Balance of Eligible Receivables at the most recent Month End Date.

“Loss Ratio” for any Calculation Period means the highest three-month average, during the twelve-month period ending on the most recent Month End Date, of the quotient, calculated as of each Month End Date and expressed as a percentage, of (a) the sum of the aggregate initial Unpaid Balance of all Receivables as to which, as of such Month End Date, any payment, or any part thereof, remained unpaid 181 days or more, but not more than 210 days, from the original ship date thereof plus (without duplication) the aggregate initial Unpaid Balance of all Receivables which have been written off, divided by (b) the aggregate initial Unpaid Balance of Receivables which arose during the calendar month ending six months before such Month End Date.

“Minimum Reserve” for any day during a Calculation Period means the product of (i) the Net Pool Balance at such time times (ii) the Minimum Percentage for such Calculation Period.

“Minimum Percentage” for any Calculation Period means the sum of (a) five times 2.5%, plus (b) the product of the Expected Dilution Percentage for such Calculation Period times the Dilution Horizon Ratio for such Calculation Period.

“Month End Date” means the last day of each calendar month.

“Servicing Fee Reserve” at any time means an amount equal to the sum of (a) the aggregate accrued and unpaid Servicing Fee (with respect to all Portions of Investment and the L/C Participation Amount), plus (b) the Liquidation Servicing Fee at such time.

“Special Concentration Limit” for any Obligor of any Receivable at any time means, in the case of any Obligor (a) which is [Customer Name] the lesser of (A) 7.0% and (B) such other percentage, not less than 2.50%, as may be designated by the Agent in its sole discretion, expressed as a decimal, (b) which is an Official Body, the lesser of (A) 4.0% and (B) such other percentage, not less than 2.50%, as may be designated by the Agent in its sole discretion, expressed as a decimal, (c) which has (or the parent company of which has) a short-term debt rating from each of S&P and Moody’s not lower than the applicable rating set forth in the left-hand column below, an

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amount equal to the product of (i) the lesser of (A) the percentage set forth opposite the applicable ratings in the right-hand column below and (B) such other percentage, not less than 2.50%, as may be designated by the Agent in its sole discretion, expressed as a decimal, times (ii) the aggregate Unpaid Balance of all Eligible Receivables at such time:

Short-term Ratings (S&P and Moody’s)	% x Eligible Receivables = Special Concentration Limit
“A1+” and “P1”	10.00%
“A1” and “P1”	8.00%
“A2” and “P2”	6.00%
“A3” and “P3”	5.00%

Any Obligor which does not have (and the parent company of which does not have) the ratings described above shall not have a Special Concentration Limit. In the case where an Obligor’s short-term debt rating from each of S&P and Moody’s indicate different concentration limits based on the above table, the lowest concentration limit shall be applicable. In the case where an Obligor is rated by either Moody’s or S&P and not the other, the short-term debt rating provided by such rating agency alone shall be used in the above determination.

“Yield Factor” at any time means an amount equal to the sum of (a) the aggregate Yield accrued and to accrue through the end of each Rate Period with respect to all Portions of Investment at such time which, in the case of Yield computed by reference to the CP Rate, shall be determined for such purpose using the CP Rate most recently determined by the Administrator, multiplied by the Fluctuation Factor, plus (b) the Liquidation Yield at such time.

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SCHEDULE III

(Settlement Procedures)

Sections 2.13 through 2.16 of the Agreement shall be read in their entirety as follows:

SECTION 2.13 Settlement Procedures. (a) Daily Procedure. On each day, the Servicer shall, out of the Collections of Receivables received or deemed received by the Originator or the Servicer on such day:

(i) hold in trust for the benefit of the Agent an amount equal to the aggregate of the Yield (which, in the case of Yield computed by reference to the CP Rate, shall be determined for such purpose using the CP Rate most recently determined by the Administrator, multiplied by the Fluctuation Factor) and Servicing Fee accrued through such day for all Portions of Investment and any other Aggregate Unpaids (other than Net Investment and any Unreimbursed Amounts) accrued through such day and not previously set aside; provided, that at any time the amount of the Net Investment is zero, the Servicer may retain for itself on each day the Servicing Fee accrued through such day for all Portions of Investment and

(ii) set aside and hold in trust for the benefit of the Agent an amount equal to the excess, if any, of

(A) the greatest of:

(1)	if the Originator shall have elected to reduce the Net Investment under Section 2.14, the amount of the proposed reduction,

(2)	the amount, if any, by which the sum of the Net Investment and the L/C Participation Amount and Required Reserves shall exceed the sum of the Net Pool Balance and the Cash Collateralized Amount (minus any portion of the Required Reserves attributable to such excess), together with the amount, if any, by which the sum of the Net Investment plus the L/C Participation Amount shall exceed the Maximum Net Investment, and

(3)	if such day is on or after the Termination Date, the Net Investment plus the aggregate Unreimbursed Amounts plus (unless (i) the Termination Date has occurred as a result of the non-extension or renewal of the Commitment Termination Date and (ii) no Post Termination Trigger Event has occurred) the L/C Participation Amount; over

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(B) the aggregate of the amounts theretofore set aside and then so held for the benefit of the Agent pursuant to this clause (ii); and

(iii) pay the remainder, if any, of such Collections to the Originator for application to Reinvestment, for the benefit of the Agent, in the Receivables and other Affected Assets in accordance with Section 2.2(b). To the extent and for so long as such Collections may not be reinvested pursuant to Section 2.2(b), the Servicer shall hold such Collections in trust for the benefit of the Agent.

(b) Settlement Date Procedure.

(i) The Servicer shall deposit into the Agent’s account, on each Business Day selected by the Originator for a reduction of the Net Investment under Section 2.14 the amount of Collections held for the Agent pursuant to Section 2.13(a)(ii).

(ii) On any date on or prior to the Termination Date, if the sum of the Net Investment and the L/C Participation Amount and Required Reserves exceeds the sum of the Net Pool Balance and the Cash Collateralized Amount the Servicer shall immediately pay to the Agent’s account from amounts set aside pursuant to clause (ii) or clause (iii) of Section 2.13(a) an amount equal to such excess (minus any portion of the Required Reserves attributable to such excess).

(iii) On each Settlement Date, the Servicer shall deposit to the Agent’s account:

(A) out of the amounts set aside pursuant to clause (i) of Section 2.13(a), an amount equal to the accrued and unpaid Yield and Servicing Fee for the related Rate Period together with any other Aggregate Unpaids (other than Net Investment) then due; and

(B) out of the amount, if any, set aside pursuant to clause (ii) and (to the extent not theretofore reinvested) clause (iii) of Section 2.13(a) and not theretofore deposited to the Agent’s account pursuant to this Section 2.13(b), an amount equal to the lesser of such amount and the sum of the Net Investment and the aggregate Unreimbursed Amounts and (unless (i) the Termination Date has occurred as a result of the non-extension or renewal of the Commitment Termination Date and (ii) no Post Termination Trigger Event has occurred) the L/C Participation Amount;

provided, however, that if the Agent gives its consent (which consent may be revoked at any time), the Servicer may retain amounts which would otherwise be deposited in respect of accrued and unpaid Servicing Fee, in which case no distribution shall be made in respect of such Servicing Fee under clause (c) below. Any amounts set aside pursuant to Section 2.13(a) in excess of the amount required to be deposited in the Agent’s account pursuant to this subsection (b) shall continue to be set aside and held in trust by the Servicer for application on the next succeeding Settlement Date(s).

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(c) Order of Application. Upon receipt by the Agent of funds deposited pursuant to subsection (b), the Agent shall distribute them to the Persons, for the purposes and in the order of priority set forth below:

(i) to the Investors and/or the Letter of Credit Bank, pro rata based on the amount of accrued and unpaid Yield owing to each of them, in payment of the accrued and unpaid Yield on all Portions of Investment for the related Rate Period;

(ii) if the Originator or any Affiliate of the Originator is not then the Servicer, to the Servicer in payment of the accrued and unpaid Servicing Fee payable on such Settlement Date;

(iii) if such day is prior to the Termination Date, to the Cash Collateralization Account, an amount equal to the excess, if any, of the Required Cash Collateralization Amount over the Cash Collateralization Amount;

(iv) if such day is prior to the Termination Date, to the Investors and/or the Letter of Credit Bank, pro rata based on their respective interests in the Asset Interest (as determined in accordance with Section 2.1(b)), in reduction of the Net Investment;

(v) if such day is on or after the Termination Date, pro rata to (A) the Investors and or the Letter of Credit Bank, pro rata based on their respective interests in the Asset Interest (as determined in accordance with Section 2.1(b)), in reduction of the Net Investment, (B) unless (i) the Termination Date has occurred as a result of the non-extension or renewal of the Commitment Termination Date and (ii) no Post Termination Trigger Event has occurred, to the Agent for deposit into the Cash Collateralization Account, an amount equal to the L/C Participation Amount minus the Cash Collateralization Amount and (C) to the Letter of Credit Bank the aggregate Unreimbursed Amounts;

(vi) to the Agent, the Administrator, the Letter of Credit Bank, the applicable Investor or such other Person as may be entitled to such payment, in payment of any other Aggregate Unpaids owed by the Originator hereunder to such Person (other than Net Investment, Unreimbursed Amounts, Yield and Servicing Fee); and

(vii) if the Originator or any Affiliate of the Originator is the Servicer, to the Servicer in payment of the accrued Servicing Fee payable on such Settlement Date, to the extent not paid pursuant to clause (ii) above or retained pursuant to subsection (b) above.

SECTION 2.14 Optional Reduction of Net Investment. The Originator may at any time elect to cause the reduction of the Net Investment as follows:

(a) the Originator shall instruct the Servicer to (and the Servicer shall) set aside Collections and hold them in trust for the Agent under clause (ii) of Section 2.13(a) until the amount so set aside shall equal the desired amount of reduction;

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(b) the Originator shall give the Agent at least one Business Day’s prior written notice of the amount of such reduction and the date on which such reduction will occur; and

(c) on each Settlement Date occurring at least the Required Notice Days after the date of the Originator’s notice, the Servicer shall pay to the Agent, in reduction of the Net Investment, the amount of such Collections so held or, if less, the Net Investment (it being understood that the Net Investment shall not be deemed reduced by any amount set aside or held pursuant to this Section 2.14 unless and until, and then only to the extent that, such amount is finally paid to the Agent as aforesaid); provided that, the amount of any such reduction shall be not less than $1,000,000. For purposes hereof “Required Notice Days” means (i) two (2) Business Days in the case of a reduction of Net Investment of less than $10,000,000, (ii) five (5) Business Days in the case of a reduction of Net Investment of at least $10,000,000 and less than $20,000,000, and (iii) ten (10) Business Days in the case of a reduction of Net Investment of $20,000,000 or more.

SECTION 2.15 Application of Amounts on Deposit in the Cash Collateralization Account. On each Settlement Date, the Agent shall apply funds available to be withdrawn from the Cash Collateralization Account which are in excess of the Required Cash Collateralization Amount in the same priority as set forth in Section 2.13(c).

SECTION 2.16 Collections Held in Trust. So long as the Originator or the Servicer shall hold any Collections or Deemed Collections then or thereafter required to be paid by the Originator to the Servicer or by the Originator or the Servicer to the Agent, it shall hold such Collections in trust, and, if requested by the Agent after the occurrence and during the continuance of a Termination Event or Potential Termination Event, shall deposit such Collections within one Business Day of receipt thereof into the Collection Account. The Net Investment shall not be deemed reduced by any amount held in trust or in the Collection Account pursuant to Section 2.13 unless and until, and then only to the extent that, such amount is finally paid to the Agent in accordance with Section 2.13(b).

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SCHEDULE IV

(Financial Covenant Definitions)

“Administrative Agent” shall mean SunTrust Bank, a Georgia banking corporation.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.07 of the Amended and Restated Credit Agreement, dated as of November 3, 2004, the term “Affiliate” shall also include any person that directly or indirectly owns 10% or more of any voting class of Equity Interests of the person specified or that is an officer or director of the person specified.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B to the Amended and Restated Credit Agreement, dated as of November 3, 2004 or such other form as shall be approved by the Administrative Agent.

“Borrower” shall mean Overnite Transportation Company, a Virginia corporation.

“Capital Lease” shall mean any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any Capital Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Closing Date” shall mean November 3, 2004.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) consolidated federal, state or local income taxes paid or accrued (without duplication) for such period, (iii) all amounts attributable to depreciation and amortization for such period and (iv) any non-cash charges (other than the write-down of current assets) for such period and minus (b) without duplication, all cash payments made during such period on account of reserves, restructuring charges and other non-cash charges added to Consolidated Net Income pursuant to clause (a)(iv) above in a previous period, all determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDAR” shall mean, for any period, the sum of (a) Consolidated EBITDA for such period and (b) to the extent deducted in determining Consolidated Net Income for such period, Rent Expense.

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“Consolidated Fixed Charges” shall mean, for any period, the sum of (a) Consolidated Interest Expense for such period, (b) the aggregate amount of scheduled principal payments made during such period in respect of long term Indebtedness of Overnite and the Subsidiaries (other than payments made by Overnite or any Subsidiary to Overnite or a Subsidiary), (c) the aggregate amount of principal payments (other than scheduled principal payments) made during such period in respect of long term Indebtedness of Overnite and the Subsidiaries, to the extent that such payments reduced any scheduled principal payments that would have become due within one year after the date of the applicable payment, (d) Rent Expense for such period, (e) the aggregate amount of Restricted Payments made by Overnite and the Subsidiaries to a person other than a Loan Party during such period and (f) the aggregate amount of income Taxes paid in cash by Overnite and the Subsidiaries during such period.

“Consolidated Interest Expense” shall mean, for any period, the sum of (a) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of Overnite and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus (b) any interest accrued during such period in respect of Indebtedness of Overnite or any Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by Overnite or any Subsidiary with respect to interest rate Hedging Agreements.

“Consolidated Net Income” shall mean, for any period, the net income or loss of Overnite and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the net income, if positive, of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Subsidiary of that net income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary, (b) the net income or loss of any person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Overnite or any Subsidiary or the date that such person’s assets are acquired by the Borrower or any Subsidiary, (c) the income of any person in which any other person (other than the Borrower or a wholly owned Subsidiary or any director holding qualifying shares in accordance with applicable law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Overnite or a wholly owned Subsidiary by such person during such period, (d) any gains or losses attributable to sales of assets out of the ordinary course of business and (e) any extraordinary gains or losses (as determined in accordance with GAAP).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and

“Controlled” shall have meanings correlative thereto.

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“Disqualified Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in whole or in part, or requires the payment of any cash dividend, in each case at any time on or prior to the first anniversary of the Revolving Credit Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in (a) above, in each case at any time prior to the first anniversary of the Revolving Credit Maturity Date.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, or any obligations convertible into or exchangeable for, or giving any person a right, option or warrant to acquire such equity interests or such convertible or exchangeable obligations.

“Existing Letters of Credit” shall mean each letter of credit previously issued for the account of the Borrower that is (a) outstanding on the Closing Date and (b) listed on Schedule 1.01(a) to the Amended and Restated Credit Agreement, dated as of November 3, 2004.

“Fixed Charge Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDAR for such period made during such period to (b) Consolidated Fixed Charges for such period.

“GAAP” shall mean U.S. generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body having jurisdiction over the Administrative Agent, the Lenders, the Issuing Banks, Overnite, the Borrower, any Subsidiaries or any of their respective properties.

“Guarantee” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

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“Guarantee Agreement” shall mean the Guarantee Agreement, dated as of November 5, 2003, as reaffirmed pursuant to that certain Reaffirmation of Guarantee Agreement, dated as of the date hereof, made by Overnite and the Subsidiary Guarantors in favor of the Collateral Agent for the ratable benefit of the Secured Parties.

“Guarantors” shall mean Overnite and the Subsidiary Guarantors.

“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Holding” shall mean Overnite Holding, Inc., a Delaware corporation.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid, (d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed (but only to the extent of the fair market value of such property), (g) all Guarantees by such person of Indebtedness of others, (h) all Capital Lease Obligations and Synthetic Lease Obligations of such person, (i) all obligations of such person as an account party in respect of letters of credit, (j) all obligations of such person in respect of bankers’ acceptances, (k) all obligations of such person in respect of Disqualified Stock and (l) all Securitization Debt of such person. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, except to the extent such Indebtedness is by its terms expressly non-recourse to such person.

“Issuing Bank” shall mean, as the context may require, (a) SunTrust Bank, in its capacity as the issuer of Letters of Credit under the Amended and Restated Credit Agreement, dated as of November 3, 2004, (b) with respect to each Existing Letter of Credit, the Lender that issued such Existing Letter of Credit, and (c) any other Lender that may become an Issuing Bank pursuant to Section 2.23(i) or 2.23(k) of the Amended and Restated Credit Agreement, dated as of November 3, 2004, with respect to Letters of Credit issued by such Lender. Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Lenders” shall mean (a) the persons listed on Schedule 2.01 to the Amended and Restated Credit Agreement, dated as of November 3, 2004 (other than any such person

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that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any person that has become a party hereto pursuant to an Assignment and Acceptance. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.

“Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.23 of the Amended and Restated Credit Agreement, dated as of November 3, 2004, and the Existing Letters of Credit.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Parties” shall mean the Borrower and the Guarantors.

“Overnite” shall mean Overnite Corporation, a Virginia corporation.

“Rent Expense” shall mean, for any period, the aggregate rent expense (both accrued and paid but without duplication) of Overnite and its Subsidiaries for such period in accordance with GAAP, but excluding therefrom (a) any rent expense included in the calculation of Consolidated Interest Expense, (b) any rent expense included in the calculation of Capital Lease Obligations or Synthetic Lease Obligations, (c) aggregate rent expense under lease arrangements of fewer than 365 days’ duration (after giving effect to any renewal options), and (d) solely for purposes of calculating Total Debt, the obligations of any person to pay rent or other amounts under any Synthetic Lease which are attributable to interest.

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Overnite or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Overnite or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in Overnite or any Subsidiary, but excluding any dividend or other distribution made by Holding to Union Pacific Corporation during any period ending on or before September 30, 2004.

“Revolving Credit Maturity Date” shall mean November 3, 2009.

“Securitization Debt” shall have the meaning assigned to such term in the definition of the term “Securitization Transaction”.

“Securitization Transaction” shall mean, with respect to any person, (i) any transfer by such person of accounts receivable, rights to future lease payments or residuals or other financial assets, and related property, or interests therein (a) to a trust,

Schedule IV-5

partnership, limited liability company, corporation or other entity, which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of Indebtedness or securities (collectively, “Securitization Debt”) that are to receive payments from, or that represent interests in, the cash flow derived from such accounts receivable, rights to future lease payments or residuals or other financial assets, and related property, or interests therein, or (b) directly to one or more investors or other purchasers, (ii) the issuance of any Indebtedness of such person secured substantially entirely by accounts receivable, rights to future lease payments or residuals or other financial assets, and related property or (iii) any factoring transaction involving substantially entirely accounts receivable, rights to future lease payments or residuals or other financial assets, and related property.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean any direct or indirect subsidiary of Overnite.

“Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(b) to the Amended and Restated Credit Agreement, dated as of November 3, 2004, and each other Subsidiary that is or becomes a party to the Guarantee Agreement.

“Swingline Lender” shall mean SunTrust Bank, in its capacity as lender of Swingline Loans under the Amended and Restated Credit Agreement, dated as of November 3, 2004.

“Swingline Loan” shall mean any loan made by the Swingline Lender pursuant to Section 2.22 of the Amended and Restated Credit Agreement, dated as of November 3, 2004.

“Synthetic Lease” shall mean, as to any person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP (and not accounted for as a Capital Lease under GAAP) and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such person is the lessor.

“Synthetic Lease Obligations” shall mean, as to any person, an amount equal to the sum of (a) the obligations of such person to pay rent or other amounts under any Synthetic Lease which are attributable to principal and, without duplication, (b) the amount of any purchase price payment under any Synthetic Lease assuming the lessee exercises the option to purchase the leased property at the end of the lease term.

Schedule IV-6

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Debt” shall mean, at any time, the sum of (a) the total Indebtedness of Overnite and the Subsidiaries at such time determined on a consolidated basis and (b) the product of (i) the Rent Expense of Overnite and its Subsidiaries on a consolidated basis for the immediately preceding four fiscal quarters multiplied by (ii) 8.

Schedule IV-7